Exhibit 2.1

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                              PURCHASE AGREEMENT


                                    between


                           COMFORT SYSTEMS USA, INC.



                                      and



                             EMCOR-CSI HOLDING CO.





                         Dated as of February 11, 2002


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


                       TABLE OF CONTENTS

                                                                          Page

                           ARTICLE I
                          DEFINITIONS

SECTION 1.1.    Specific Definitions.........................................1
SECTION 1.2.    Other Terms..................................................8
SECTION 1.3.    Other Definitional Provisions................................8

                          ARTICLE II
                      PURCHASE AND SALE

SECTION 2.1.    Purchase and Sale............................................9
SECTION 2.2.    Purchase Price...............................................9
SECTION 2.3.    Deliveries at Closing........................................9
SECTION 2.4.    Adjustment Amount and Payment................................9
SECTION 2.5.    Adjustment Procedure........................................10
SECTION 2.6.    Escrow Amount...............................................11

                          ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 3.1.    Organization of Seller; Ownership of the Interests..........12
SECTION 3.2.    Authorization...............................................12
SECTION 3.3.    Noncontravention............................................12

                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

SECTION 4.1.    Organization................................................13
SECTION 4.2.    Authorization...............................................13
SECTION 4.3.    Noncontravention............................................13
SECTION 4.4.    No Broker...................................................14
SECTION 4.5.    Purchase for Investment.....................................14

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
                         AND THE COMPANY SUBSIDIARIES

SECTION 5.1.    Organization, Capitalization of the Company.................14
SECTION 5.2.    Records.....................................................15
SECTION 5.3.    Subsidiaries................................................15
SECTION 5.4.    Noncontravention............................................16
SECTION 5.5.    Financial Statements........................................16
SECTION 5.6.    Undisclosed Liabilities.....................................17

SECTION 5.7.    Absence of Change...........................................17
SECTION 5.8.    Assets......................................................17
SECTION 5.9.    Real Property...............................................17
SECTION 5.10.   Intellectual Property.......................................20
SECTION 5.11.   Compliance with Law.........................................20
SECTION 5.12.   Contracts...................................................21
SECTION 5.13.   Litigation; Indemnity Claims................................22
SECTION 5.14.   Insurance...................................................23
SECTION 5.15.   Employee Benefits...........................................24
SECTION 5.16.   Employment Matters..........................................25
SECTION 5.17.   Taxes.......................................................26
SECTION 5.18.   Transactions With Affiliates................................28
SECTION 5.19.   Accounts Receivable; Inventory..............................29
SECTION 5.20.   Environmental Matters.......................................29
SECTION 5.21.   No Broker...................................................30
SECTION 5.22.   Disclosure..................................................30
SECTION 5.23.   Product or Service Warranty.................................30
SECTION 5.24.   Product or Service Liability................................31
SECTION 5.25.   WIP Schedule................................................31
SECTION 5.26.   Customers and Suppliers.....................................31

                                  ARTICLE VI
                            PRE-CLOSING COVENANTS

SECTION 6.1.    Further Assurances..........................................32
SECTION 6.2.    Conduct of Business.........................................32
SECTION 6.3.    Access to Information.......................................34
SECTION 6.4.    Notices and Consents........................................35
SECTION 6.5.    Publicity...................................................35
SECTION 6.6.    Confidentiality.............................................35
SECTION 6.7.    Taxes.......................................................36
SECTION 6.8.    Exclusivity.................................................36
SECTION 6.9.    Update......................................................37
SECTION 6.10.   Financial Statements........................................37
SECTION 6.11.   Termination of Affiliate Transactions; Release of
                  Obligations...............................................37
SECTION 6.12.   Insurance Authorizations and Confirmations..................38
SECTION 6.13.   Bonuses.....................................................38
SECTION 6.14.   Certain Real Property Matters...............................38

                                  ARTICLE VII
                            POST-CLOSING COVENANTS

SECTION 7.1.    General.....................................................38
SECTION 7.2.    Non-Solicitation............................................39
SECTION 7.3.    Employee Benefits...........................................39
SECTION 7.4.    WARN Act....................................................39

SECTION 7.5.    Litigation Support..........................................39
SECTION 7.6.    Transition..................................................40
SECTION 7.7.    Third Party Indemnification.................................40
SECTION 7.8.    Assumed Obligations.........................................40
SECTION 7.9.    Minute Books................................................40
SECTION 7.10.   Use of Name.................................................40
SECTION 7.11.   Vehicle Leases..............................................41
SECTION 7.12.   Audit.......................................................41
SECTION 7.13.   Tax Treatment of the Company................................41
SECTION 7.14.   Surety Bonds................................................41
SECTION 7.15.   National Servicing Organization Transition Issues...........41
SECTION 7.16.   Continuation of Insurance Coverage..........................43
SECTION 7.17.   Bonding Company Reports.....................................43
SECTION 7.18.   Pre-Closing Financial Reporting.............................43
SECTION 7.19.   Transfer of Domain Names....................................43

                                 ARTICLE VIII
                                 TAX MATTERS

SECTION 8.1.    Tax Indemnification.........................................44
SECTION 8.2.    Procedures Relating to Indemnification of Tax Claims........45
SECTION 8.3.    Adjustment to Purchase Price................................46
SECTION 8.4.    Filing of Tax Returns.......................................46
SECTION 8.5.    Cooperation on Tax Matters..................................48
SECTION 8.6.    Certain Taxes and Fees......................................48
SECTION 8.7.    Carrybacks..................................................48
SECTION 8.8.    Refunds and Credits.........................................49
SECTION 8.9.    Allocation of Purchase Price; Section 338(h)(10) Elections..49
SECTION 8.10.   Tax Sharing Agreements......................................50

                                  ARTICLE IX
                CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING

SECTION 9.1.    Conditions Precedent to Each Party's Obligations to Close...50
SECTION 9.2.    Conditions Precedent to Obligations of the Buyer............50
SECTION 9.3.    Conditions Precedent to Obligations of the Seller...........52

                                   ARTICLE X
                              REMEDIES FOR BREACH

SECTION 10.1.   Limitation on and Survival of Representations and
                   Warranties...............................................53
SECTION 10.2.   Indemnification by Seller...................................53
SECTION 10.3.   Indemnification by Buyer....................................56
SECTION 10.4.   Limitation of Liability.....................................57
SECTION 10.5.   Certain Indemnification Matters With Respect to
                   Receivables..............................................58
SECTION 10.6.   Exclusive Remedy............................................59

                                  ARTICLE XI
                                 TERMINATION

SECTION 11.1.   Termination.................................................59
SECTION 11.2.   Effect of Termination.......................................60

                                  ARTICLE XII
                                 MISCELLANEOUS

SECTION 12.1.   Entire Agreement............................................60
SECTION 12.2.   Expenses....................................................61
SECTION 12.3.   Governing Law; Submission to Jurisdiction...................61
SECTION 12.4.   Assignment..................................................61
SECTION 12.5.   Notices.....................................................61
SECTION 12.6.   Amendment and Waiver........................................62
SECTION 12.7.   Counterparts; Headings......................................62
SECTION 12.8.   Specific Performance........................................63
SECTION 12.9.   Interpretation..............................................63
SECTION 12.10.  Severability................................................63
SECTION 12.11.  No Third Parties; No Reliance...............................63
SECTION 12.12.  Incorporation of Exhibits, Annexes and Schedules............63

                                   EXHIBITS

Exhibit A   Form of Escrow Agreement
Exhibit B   Form of Transition Services Agreement


                                    ANNEXES

Annex A    Company Subsidiaries
Annex B    Company Subsidiary Groups

                             DISCLOSURE SCHEDULES

Schedule 2.2          Assumed Obligations
Schedule 2.5          Accounting Principles
Schedule 3.3(A)       Seller Noncontravention Exceptions--Governmental
                        Authorities
Schedule 3.3(B)       Seller Noncontravention Exceptions--Third Parties
Schedule 4.3          Buyer Noncontravention Exceptions
Schedule 4.4          Brokers' and Finders' Fees
Schedule 5.1(a)       Jurisdictions, Directors and Officers of the Company
Schedule 5.3(a)       Company Subsidiaries
Schedule 5.3(b)       Jurisdictions, Directors and Officers of the Company
                        Subsidiaries
Schedule 5.4(A)       Company Noncontravention Exceptions--Governmental
                        Authorities
Schedule 5.4(B)       Company Noncontravention Exceptions--Third Parties
Schedule 5.5          Financial Statements; GAAP Exceptions
Schedule 5.6          Undisclosed Liabilities Exceptions
Schedule 5.7          Absence of Change Exceptions
Schedule 5.9(a)       Owned Properties
Schedule 5.9(b)       Leased Properties
Schedule 5.10         Intellectual Property
Schedule 5.12         Contracts
Schedule 5.13         Litigation; Indemnity Claims
Schedule 5.14         Insurance
Schedule 5.15(a)      Company Plans
Schedule 5.15(c)      Employee Benefits: Exceptions
Schedule 5.15(f)      Employee Benefits: Claims, Notices, Proceedings
Schedule 5.15(g)      Employee Benefits: Parachute Payments
Schedule 5.15(i)      Employee Benefits: Trustees
Schedule 5.16         Employment Matters
Schedule 5.17         Taxes
Schedule 5.17(e)      Tax Waivers
Schedule 5.18         Transactions with Affiliates
Schedule 5.19(a)      Accounts Receivable
Schedule 5.20         Environmental Matters
Schedule 5.23(A)      Standard Terms and Conditions
Schedule 5.23(B)      Exceptions to Standard Terms and Conditions
Schedule 5.26(a)      Material Customer Contracts
Schedule 5.26(b)      Supplier Arrangements
Schedule 7.14         Surety Bonds
Schedule 7.15(c)      AMN Clients
Schedule 9.2(m)       Release of Certain Security Interests
Schedule 10.3(a)(iv)  Indemnification of Seller Guarantees

                              PURCHASE AGREEMENT


          This Purchase Agreement is made as of February 11, 2002, by and among Comfort Systems USA, Inc., a Delaware corporation (the "Seller"), and EMCOR-CSI Holding Co., a Delaware corporation (the "Buyer").

                                   RECITALS

          WHEREAS, the Seller is the sole member and owner of 100% of the Interests of CSUSA Holdings L.L.C., a Delaware limited liability company (the "Company");

          WHEREAS, the Company owns all the outstanding equity interests of each of the Subsidiaries listed on Annex A attached hereto (each, a "Company Subsidiary", and together, the "Company Subsidiaries");

          WHEREAS, the Buyer desires to acquire, and the Seller desires to sell, all the Interests in the Company, and indirectly all the outstanding capital stock of and ownership interests in the Company Subsidiaries, on the terms set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein, the parties agree as set forth below:

                                  ARTICLE I

                                 DEFINITIONS

          SECTION 1.1. Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

          "Action" shall mean any action, claim, suit, hearing, complaint, demand, injunction, litigation, judgment, arbitration, order, decree, ruling, or governmental investigation or proceeding.

          "Adjustment Amount" shall have the meaning given in Section 2.4.

          "Adjustment Escrow Amount" shall have the meaning given in Section
2.2.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

          "Affiliated Group" shall mean any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

          "Agreement" shall mean this Agreement, together with the exhibits, annexes and schedules hereto, as the same may be amended from time to time in accordance with the terms hereof.

          "Allocations" shall have the meaning given in Section 8.9(c).

          "AMC" shall have the meaning given in Section 7.15(c).

          "AMC Customer" shall have the meaning given in Section 7.15(c).

          "Assumed Obligations" shall have the meaning given in Section 2.2.

          "Audited Financial Statements" shall have the meaning given in
Section 6.10.

          "Basket" shall have the meaning given in Section 10.4.

          "Border Electric" shall have the meaning given in Section 6.14(a).

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York or Houston, Texas are authorized or obligated by law or executive order to close.

          "Buyer" shall have the meaning given in the Preamble hereto.

          "Buyer Claim" shall have the meaning given in Section 10.2(a).

          "Buyer Claim Notice" shall have the meaning given in Section
10.2(b).

          "Buyer Indemnified Parties" shall have the meaning given in Section 10.2(a).

          "Chubb" shall have the meaning given in Section 7.17.

          "Clients" shall have the meaning given in Section 7.15(a).

          "Closing" shall have the meaning given in Section 2.3(a).

          "Closing Date" shall have the meaning given in Section 2.3(a).

          "Closing Financial Statements" shall have the meaning given in
Section 2.5(b).

          "Closing Net Asset Value" shall have the meaning given in Section 2.5(b).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Comfort Names" shall have the meaning given in Section 7.10.

          "Confidential Information" shall mean any information concerning the respective businesses and affairs of the Seller, the Company and the Company Subsidiaries that is not already generally available to the public.

          "Confidentiality Agreement" shall have the meaning given in Section
6.6.

          "Customer Contracts" shall have the meaning given in Section
5.26(a).

          "Company" shall have the meaning given in the Recitals hereto.

          "Company Employee" shall mean any employee, director or consultant or former employee, director or consultant of the Company or any Company Subsidiary.

          "Company Plan" shall mean each "employee benefit plan" (within the meaning of section 3(3) of ERISA, including multiemployer plans within the meaning of section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, health, medical and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect), whether formal or informal, oral or written, under which any Company Employee has any right to benefits sponsored or maintained by the Seller, the Company or any Company Subsidiary or under which the Company or any Company Subsidiary has any liability.

          "Company Subsidiary" shall have the meaning given in the Recitals hereto.

          "Company Subsidiary Group" shall mean each of the Company Subsidiary Groups identified on Annex B attached hereto.

          "Elections" shall have the meaning given in Section 8.9(a).

          "Environmental Laws" shall have the meaning given in Section
5.20(b).

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agreement" shall mean the escrow agreement substantially in the form attached hereto as Exhibit A.

          "Escrow Amount" shall have the meaning given in Section 2.2.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Financial Statements" shall mean (i) the unaudited consolidated balance sheet of the Company as of December 31, 2000, and related unaudited statement of operating income of the Company for the year then ended and (ii) the Most Recent Balance Sheet and related unaudited statement of operating income of the Company for the year then ended.

          "GAAP" shall mean generally accepted accounting principles consistently applied as in effect in the United States of America at the time of the preparation of the subject financial statements.

          "Governmental Authority" shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court or self-regulatory organization, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

          "Hazardous Materials" shall have the meaning given in Section
5.20(c).

          "Hillside lease" shall have the meaning given in Section 6.14(b).

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C.ss.18a), as amended.

          "Indemnification Escrow Amount" shall have the meaning given in 2.2.

          "Independent Accountants" shall have the meaning given in Section 2.5(d).

          "Intellectual Property" shall mean all (a) inventions, technology, patents, reissuances, continuations, continuations- in-part, divisions and reexaminations, (b) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, including all goodwill associated therewith, (c) copyrightable works and copyrights (including software, databases, data and related documentation), (d) mask works, (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all registrations, applications, renewals, and recordings in connection therewith and (g) all other proprietary rights.

          "Interests" shall mean the membership interests in the Company.

          "Knowledge of the Company" shall mean the actual knowledge, after due inquiry, of any of the directors or executive officers of the Seller, any of the directors or officers of the Company, and any of the directors or officers of the Company's Subsidiaries; or the knowledge that should reasonably have been obtained by such individuals, acting in a manner consistent with their duties, through a reasonable inquiry of those individuals having responsibility for the subject of the inquiry.

          "Kuempel" shall have the meaning given in Section 7.15(d).

          "Laws" shall mean any order, judgment or decree of any Governmental Authority, any federal, state, local or other statute, law, rule of common law, code or governmental requirement of any kind, domestic or foreign, and the rules, regulations and standards promulgated thereunder.

          "Leased Property" shall have the meaning given in Section 5.9(b).

          "Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Liens" shall mean any and all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, tenancies (and other possessory interests), easements, rights of way, covenants, encroachments, conditional sale or other title retention agreements and other impositions, other than (a) liens for Taxes not yet due and payable,
(b) with respect to any asset, encumbrances and title defects that do not materially interfere with the existing use of such asset and do not adversely affect the marketability thereof, including mechanics liens, materialmen liens and other inchoate liens, provided that the obligations in respect of which such liens were created are not delinquent, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations and (e) restrictions on transfer under federal and state securities laws.

          "Losses" shall mean any claims, demands, suits, proceedings, judgments, losses, liabilities, damages, third-party costs and third-party expenses (including, but not limited to, reasonable attorneys' fees); provided, however, that the amount of any Loss shall be reduced by the receipt of insurance proceeds at any date with respect to such matter net of third-party expenses incurred and premium increases directly attributable to such claim; provided, further, that the amount of any Loss for the purposes of indemnification hereunder shall be determined net of, with respect to any such Loss, the present value (based on a discount factor equal to the applicable federal rate as determined under section 1274(d)(1) of the Code) of any Tax benefit reasonably expected to be realized by the indemnified party (or any consolidated, combined or unitary group of which the indemnified party is also a member) arising from the incurrence or payment of such Loss; provided, further, that the amount of any Loss for the purpose of indemnification hereunder shall be increased by the present value (based on a discount factor equal to the applicable federal rate as determined under Section 1274(d)(1) of the Code) of any Tax cost reasonably expected to be realized by the indemnified party (or any consolidated, combined or unitary group of which the indemnified party is also a member) arising from the receipt of any indemnity payment under Article VIII or Article X ("grossed up" for taxes on such increase). In computing the amount of any such Tax benefit or Tax cost, the indemnified party shall be deemed to recognize all other items of gross income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any and all Losses. For the purpose of clarity, it is the parties' expectation that, for federal income tax purposes, the reasonably expected tax benefit and tax deficit will generally net to zero and result in no adjustment under this provision. If either party (or any Affiliate thereof) takes a position contrary to such expectation on any Tax Return, it shall notify the other party in writing.

          "Material Adverse Effect" or "Material Adverse Change" shall mean,
(a) with respect to each of the Seller, the Company or each Company Subsidiary Group, as applicable, a material adverse effect on or change in (or any development with respect to the Seller, the Company or each such Company Subsidiary Group, as applicable, that could reasonably be expected to have a material adverse effect on or change in) (i) the business, operations, assets, liabilities, financial condition or results of operations of such entity or group of entities, as applicable, or (ii) the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, and (b) with respect to the Buyer, a material adverse effect on or change in the ability of the Buyer to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis.

          "Material Customer" shall have the meaning given in Section 5.26(a).

          "Material Customer Contracts" shall have the meaning given in
Section 5.26(a).

          "Maximum Indemnity Amount" shall have the meaning given in Section
10.4.

          "Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company as of December 31, 2001.

          "Net Asset Value" shall have the meaning given in Section 2.5(a).

          "NSO" shall have the meaning given in Section 7.15.

          "Objection Notice" shall have the meaning given in Section 2.5(c).

          "Objection Period" shall have the meaning given in Section 2.5(c).

          "Owned Property" shall have the meaning given in Section 5.9(a).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permits" shall mean all written permits, consents, licenses and governmental authorizations, registrations and approvals required for conduct of the business of the Company and the Company Subsidiaries.

          "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a trust, a governmental authority or any other entity or organization of any kind.

          "Post-Closing Tax Period" shall have the meaning given in Section 8.1(b).

          "Pre-Closing Tax Period" shall have the meaning given in Section
8.1(a).

          "Predecessor Acquisition Agreements" shall mean, collectively, the agreements entered into by the Seller or any of its Subsidiaries pursuant to which the Seller, directly or indirectly through any of its Subsidiaries, acquired the capital stock (or other equity interests) or assets of the Company Subsidiaries or their predecessors, as the case may be, and any disclosure schedules related thereto.

          "Preliminary Purchase Price" shall mean the amount specified in
Section 2.2.

          "Process Agent" shall have the meaning given in Section 12.3.

          "Purchase Price" shall mean the amount specified in Section 2.4.

          "Purchase Price Allocation" shall have the meaning given in Section 8.9(c).

          "Rates" shall have the meaning given in Section 7.15(b).

          "Receivables" shall have the meaning given in Section 5.19(a).

          "Receivables Basket" shall have the meaning given in Section 10.4.

          "Retained Subsidiaries" shall have the meaning given in Section
6.11(b).

          "S&S" shall have the meaning given in Section 7.15(b).

          "Scheduled Amounts" shall have the meaning given in Section 5.19(b).

          "Section 338 Allocation" shall have the meaning given in Section
8.9(c).

          "Seller" shall have the meaning given in the Preamble hereto.

          "Seller Claim" shall have the meaning given in Section 10.3(a).

          "Seller Claim Notice" shall have the meaning given in Section
10.3(b).

          "Seller Indemnified Parties" shall have the meaning given in Section 10.3(a).

          "Shares" shall have the meaning given in Section 8.9(a).

          "Straddle Period" shall have the meaning given in Section 8.1(a).

          "Subsidiary" shall mean, when used with respect to any Person, any corporation or other entity (i) of which such Person or any Subsidiary thereof is a general partner, (ii) of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions for such corporation or entity are owned by such Person or a Subsidiary thereof or
(iii) that is directly or indirectly controlled by such Person.

          "Target Net Asset Value" shall be $65,900,000, subject to the adjustments described in Section 11.1(f).

          "Tax Proceeding" shall have the meaning given in Section 8.2(a).

          "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty or addition thereto.

          "Transferred Company Plan" shall mean each Company Plan that will continue to be maintained or administered or contributed to by the Company or any Company Subsidiary after the Closing Date.

          "Transition Services Agreement" shall mean the transition services agreement substantially in the form attached hereto as Exhibit B.

          "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. ss. 2101 et seq.

          "WIP Schedule" shall have the meaning given in Section 5.25.

          "Zurich" shall have the meaning given in Section 6.12.

          SECTION 1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

          SECTION 1.3. Other Definitional Provisions.

          (a) The words "hereof", "herein", "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c)  The terms "dollars" and "$" shall mean United States dollars.

          (d) Accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                                  ARTICLE II

                               PURCHASE AND SALE

          SECTION 2.1. Purchase and Sale. On and subject to the terms and conditions of this Agreement, the Seller agrees to sell, and Buyer agrees to purchase from the Seller, all right, title and interest of Seller in and to the Interests for the consideration specified in Section 2.2.

          SECTION 2.2. Purchase Price. The Buyer agrees to pay to the Seller a purchase price (the "Preliminary Purchase Price") equal to the total of (a) $186,250,000 minus (b) the amount of obligations (including accrued interest) of the Seller under the promissory notes listed on Schedule 2.2 assumed by the Buyer on the Closing Date (the "Assumed Obligations"). With respect to a portion of the Preliminary Purchase Price, $2,500,000 (together with all interest and profits thereon and proceeds therefrom, the "Adjustment Escrow Amount") shall be held in escrow to support the adjustment to the Preliminary Purchase Price described in Sections 2.4 and 2.5 and $5,000,000 (together with all interest and profits thereon and proceeds therefrom, the "Indemnification Escrow Amount," together with the Adjustment Escrow Amount, the "Escrow Amount") shall be held in escrow to support the Seller's indemnification obligations as provided in Article X. The Preliminary Purchase Price shall be increased or decreased by the Adjustment Amount in accordance with Section 2.5.

          SECTION 2.3.  Deliveries at Closing.

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett in New York, New York, commencing at 10:00 a.m. local time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions that the respective parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine in writing (the "Closing Date").

          (b) At the Closing, in addition to the deliveries required to be made at or prior to the Closing pursuant to Article VI hereof, (i) the Seller shall sell, assign and transfer to the Buyer all of the Seller's right, title and interest in and to the Interests free and clear of all Liens, with all taxes attributable to the transfer of such Interests duly paid or provided for by the Seller, and (ii) the Buyer shall (A) pay to the Seller cash in an amount equal to the Preliminary Purchase Price minus the Escrow Amount by wire transfer of immediately available funds, (B) assume the Assumed Obligations pursuant to an assumption agreement in form and substance reasonably satisfactory to the Seller and (C) deposit the Escrow Amount in accordance with Section 2.6.

          SECTION 2.4. Adjustment Amount and Payment. The Preliminary Purchase Price shall be increased or decreased by the Adjustment Amount in accordance with this Section 2.4. The "Adjustment Amount" (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Net Asset Value from the Target Net Asset Value. If the Adjustment Amount is positive, then the Adjustment Amount shall be paid by wire transfer of immediately available funds by the Seller to an account specified by the Buyer, net of the Adjustment Escrow Amount paid to the Buyer pursuant to the Escrow Agreement. If the Adjustment Amount is negative, then the Adjustment Amount shall be paid by wire transfer of immediately available funds by the Buyer to an account specified by the Seller. The payment of the Adjustment Amount shall be made together with interest at the rate of six percent (6%) per annum, which interest shall begin accruing on the Closing Date and end on the date on which the payment of the Adjustment Amount is made. Within three Business Days after the calculation of the Closing Net Asset Value becomes binding and conclusive on the parties pursuant to
Section 2.5 of this Agreement, the Seller or the Buyer, as the case may be, shall pay the Adjustment Amount as provided for in this Section 2.4. The Preliminary Purchase Price as so adjusted is referred to herein as the "Purchase Price".

          SECTION 2.5. Adjustment Procedure.

          (a) "Net Asset Value" as of a given date shall mean the amount calculated by subtracting the liabilities of the Company and the Company Subsidiaries on a consolidated basis from the assets of the Company and the Company Subsidiaries on a consolidated basis, in each case determined in accordance with GAAP applied on a basis consistent with the Seller's past practice (except as expressly required otherwise by the terms of this Agreement) and prepared on the same basis and using the same accounting principles, policies and practices used in the Financial Statements.

          (b) Within 60 days following the Closing Date, the Buyer (i) shall prepare, or cause to be prepared, financial statements (the "Closing Financial Statements") of the Company and the Company Subsidiaries on a consolidated basis as of the close of business on the Closing Date and for the period from December 31, 2001 through the close of business on the Closing Date on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Financial Statements, including the principles, policies and practices set forth on Schedule 2.5 (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement); (ii) shall determine the Net Asset Value as of the Closing Date (the "Closing Net Asset Value") based on the Closing Financial Statements and using the same methodology as was used to prepare the Financial Statements, including the principles, policies and practices set forth on Schedule 2.5; and (iii) shall deliver to the Seller a signed statement that includes the Closing Financial Statements and the Buyer's calculation of the Closing Net Asset Value.

          (c) If (i) within 60 days following the Closing Date, the Buyer delivers to the Seller the Closing Financial Statements and the Buyer's calculation of the Closing Net Asset Value and (ii) within 60 days following the delivery by the Buyer to the Seller of the documents described in clause
(i) above (the "Objection Period"), the Seller has not delivered to the Buyer
(A) a written notice (the "Objection Notice") stating the Seller's objection to the Buyer's calculation of the Closing Net Asset Value and the basis for such objection and (B) a signed statement that includes the Seller's calculation of the Closing Net Asset Value, then the Closing Net Asset Value calculated by the Buyer shall be binding and conclusive on the parties. During the Objection Period, the Buyer (1) shall promptly furnish or cause to be furnished to the Seller such work papers and other documents and information relating to the Closing Financial

Statements and the Buyer's calculation of the Closing Net Asset Value as the Seller may request and are available to the Buyer or its agents, including consolidating financial statements, work-in-progress schedules, receivables agings and a schedule of adjustments, and (2) shall promptly respond in reasonable detail to reasonable inquiries by the Buyer with respect to such work papers, documents and information.

          (d) If, during the Objection Period, the Seller delivers to the Buyer each of the Objection Notice and the Seller's calculation of the Closing Net Asset Value, then the Buyer and the Seller will use reasonable efforts to agree upon the calculation of the Closing Net Asset Value. If the parties fail to agree upon the calculation of the Closing Net Asset Value within 30 days of the Buyer's receipt of the Objection Notice and the Seller's calculation of the Closing Net Asset Value, then the Buyer and the Seller shall submit the matter to PricewaterhouseCoopers in Washington, D.C., certified public accountants (the "Independent Accountants"), for resolution applying the principles, policies and practices set forth in Section 2.5(b). If the determination of the Closing Net Asset Value is submitted to the Independent Accountants for resolution, each of the Seller and the Buyer (A) shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the Closing Financial Statements and its calculation of the Closing Net Asset Value as the Independent Accountants may request and are available to such party or its agents and (B) shall be afforded the opportunity to present to, and discuss with, the Independent Accountants any material relating to the Closing Financial Statements and its calculation of the Closing Net Asset Value. Within 60 days following the submission of such matter to the Independent Accountants, the Independent Accountants shall determine whether the Buyer's calculation of the Closing Net Asset Value or the Seller's calculation of the Closing Net Asset Value more closely approximates the Net Asset Value as of the Closing Date based on the principles, policies and practices set forth in
Section 2.5(b). Immediately following such determination, the Independent Accountants shall provide written notice of their determination that (1) the Buyer's calculation of the Closing Net Asset Value or the Seller's calculation of the Closing Net Asset Value, as the case may be, more closely approximates the Net Asset Value as of the Closing Date based on the principles, policies and practices set forth in Section 2.5(b) and (2) such closer approximation of the Net Asset Value as of the Closing Date shall be deemed to be the Closing Net Asset Value for all purposes of this Agreement, shall be final, binding and conclusive on the parties and shall be used in computing the Adjustment Amount. The sole duty of the Independent Accountants shall be to determine whether the Buyer's calculation of the Closing Net Asset Value or the Seller's calculation of the Closing Net Asset Value more closely approximates the Net Asset Value as of the Closing Date based on the principles, policies and practices set forth in Section 2.5(b) and to provide written notice of such determination to the parties in accordance with this Section 2.5(d).

          The Buyer and the Seller shall split all the fees and expenses of the Independent Accountants.

          SECTION 2.6. Escrow Amount. On the Closing Date, the Buyer shall deposit the Escrow Amount with Bank One National Association (or other institution selected by the Seller with the reasonable consent of the Buyer), as escrow agent, such deposit to be governed by the terms set forth herein and in the Escrow Agreement.

                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

          SECTION 3.1. Organization of Seller; Ownership of the Interests. The Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller holds of record and beneficially owns 100% of the Interests, free and clear of all Liens. Upon (a) recording the transfer of the Interests to the Buyer on the books of the Company (for which there is no impediment), (b) payment for the Interests as contemplated herein and (c) the release of the Liens granted in respect of the Interests by the Seller to the lenders under the Seller's senior credit facility, the transfer of the Interests to the Buyer at the Closing will vest in the Buyer good and valid title to the Interests, free and clear of all Liens. The Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any equity interests of the Company (other than pursuant to this Agreement). The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interests of the Company.

          SECTION 3.2. Authorization. The Seller has full power and authority to execute and deliver this Agreement and each agreement or instrument to which it is a party executed and delivered in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Seller's execution, delivery and performance of this Agreement and all agreements and instruments to which it is a party executed and delivered in connection herewith, and its consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement and all agreements or instruments executed and delivered by the Seller in connection herewith have been duly executed and delivered by the Seller and constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

          SECTION 3.3. Noncontravention. The execution, delivery and performance by the Seller of this Agreement and each agreement or instrument to which it is a party executed and delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any Laws applicable to the Seller or any of its Subsidiaries, (b) conflict with or violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Seller or any of its Subsidiaries or (c) violate, result in a breach, default or acceleration under, or give rise to any penalty or any right of termination or modification or any other remedy under, any agreement to which either the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries is bound, except for such violations, breaches, defaults, rights of termination or modification and other remedies as would not, either individually or in the aggregate, have a Material Adverse Effect on the Seller. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is necessary or required to be made or obtained by the Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, orders, permits, declarations, filings, registrations and notifications (i) of (A) Governmental Authorities which are specifically identified on Schedule 3.3(A) or (B) all other third parties which are specifically identified on Schedule 3.3(B) or (ii) the absence of which would not, either individually or in the aggregate, have a Material Adverse Effect on the Seller.

                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer hereby represents and warrants to the Seller as of the date hereof as follows:

          SECTION 4.1. Organization. The Buyer is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          SECTION 4.2. Authorization. The Buyer has full power and authority to execute and deliver this Agreement and each agreement or instrument to which it is a party executed and delivered in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Buyer's execution, delivery and performance of this Agreement and all agreements and instruments to which it is a party executed and delivered in connection herewith, and its consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement and all agreements or instruments executed and delivered by the Buyer in connection herewith have been duly executed and delivered by the Buyer and constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity).

          SECTION 4.3. Noncontravention. The execution, delivery and performance by the Buyer of this Agreement and each agreement or instrument to which it is a party executed and delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any Laws applicable to Buyer, (b) conflict with or violate any provision of the Buyer's certificate of incorporation or by-laws, or (c) violate, result in a breach, default or acceleration under, or give rise to any penalty or any right of termination or modification or any other remedy under, any agreement to which the Buyer is a party or by which the Buyer is bound, except for such violations, breaches, defaults, rights of termination or modification and other remedies as would not, either individually or in the aggregate, have a Material Adverse Effect on the Buyer. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is necessary or required to be made or obtained by the Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, orders, permits, declarations, filings, registrations and notifications (i) which are specifically identified on Schedule 4.3 or (ii) the absence of which would not, either individually or in the aggregate, have a Material Adverse Effect on the Buyer.

          SECTION 4.4. No Broker. Except as set forth on Schedule 4.4, the Buyer is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement.

          SECTION 4.5. Purchase for Investment. The Buyer is acquiring the Interests for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, except in accordance with applicable federal and state securities laws.

                                  ARTICLE V
             REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
                         AND THE COMPANY SUBSIDIARIES

          The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

          SECTION 5.1. Organization, Capitalization of the Company.

          (a) Organization. The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has full limited liability company power and authority to conduct its business as currently conducted, to own its properties and to lease those properties leased by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership or lease of its properties, except for such failures to be so qualified as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group. Schedule 5.1(a) lists (i) each jurisdiction in which the Company is qualified to do business as a foreign corporation and (ii) the directors and officers of the Company. The Seller has delivered to the Buyer true, correct and complete copies of the Company's certificate of formation and operating agreement, in each case, as amended to the date hereof. The Company has been formed solely to effect the transactions contemplated hereby and has not conducted any business except as contemplated hereby.

          (b) Capitalization. All Interests in the Company are beneficially held of record by the Seller. All Interests in the Company have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar rights. Except for this Agreement, there are no existing options, warrants, calls or other agreements or commitments providing for (i) the issuance or sale of any equity interests of the Company or any securities or rights convertible into, or exercisable or exchangeable for, any such equity interests or (ii) the repurchase, redemption or other acquisition of any equity interests of the Company. There are no shareholder agreements, voting trusts, proxies or other similar agreements or understandings with respect to or concerning the equity interests of the Company.

          SECTION 5.2. Records. The respective minute books of the Company and the Company Subsidiaries contain accurate records in all material respects of all corporate, limited liability company or limited partnership actions of their respective shareholders, members or partners and boards of directors (including committees thereof), boards of managers (including committees thereof) or general partners.

          SECTION 5.3. Subsidiaries.

          (a) Ownership; Capitalization. The Company has no Subsidiaries other than the Company Subsidiaries. Schedule 5.3(a) sets forth, for each Company Subsidiary and each other entity in which a Company Subsidiary owns, directly or indirectly, any capital stock or other equity securities or ownership interests, (i) its name and jurisdiction of organization; (ii) the number of shares of each class of its authorized capital stock or other equity securities or ownership interests, as applicable; (iii) each of (A) the number of issued and outstanding shares of each class of its capital stock or other equity securities or ownership interests, as applicable, (B) the names of the holders thereof and (C) the number of shares or other equity securities or ownership interests, as applicable, held by each such holder; and (iv) the number of shares of its capital stock or other equity securities or ownership interests held in treasury. Except as set forth in Schedule 5.3(a), neither the Company nor any Company Subsidiary has any direct or indirect equity investment or ownership interest in any Person. Except as set forth in
Schedule 5.3(a), the Company is the direct owner of all of the outstanding shares of capital stock or other equity securities or ownership interests of each Company Subsidiary and the direct owner of each of the equity investments or ownership interests set forth on Schedule 5.3(a), in each case, free and clear of all Liens. All of the shares of capital stock or other equity securities or ownership interests, as applicable, of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar rights. Except for this Agreement, there are no options, warrants, calls or other agreements of any kind or character for (1) the issuance or sale of capital stock or other equity securities or ownership interests, as applicable, of any Company Subsidiary or any securities or rights convertible into, or exercisable or exchangeable for, any such capital stock, equity securities or ownership interests, as applicable, or (2) the repurchase, redemption or other acquisition of any capital stock, other equity securities or ownership interests, as applicable, of any Company Subsidiary. There are no shareholder agreements, voting trusts, proxies or other similar agreements or understandings with respect to or concerning the capital stock, equity securities or ownership interests, as applicable, of any Company Subsidiary.

          (b) Organization. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its state of organization and has full corporate, limited liability company or limited partnership power and authority to conduct its business as currently conducted, to own its properties and to lease those properties leased by it. Each Company Subsidiary is duly qualified to do business as a foreign corporation or business entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties, except for such failures to be so qualified as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group. Schedule 5.3(b) lists (i) each jurisdiction in which each Company Subsidiary is qualified to do business as a foreign corporation or other business entity and (ii) the directors and officers of each Company Subsidiary. The Seller has delivered to the Buyer true, correct and complete copies of each Company Subsidiary's certificate of incorporation and bylaws or other organizational documents, in each case as amended to the date hereof. No Company Subsidiary is in default under or in violation of any provisions of its certificate of incorporation or bylaws or other organizational documents.

          SECTION 5.4. Noncontravention. The execution, delivery and performance by the Seller of this Agreement and each agreement or instrument to which it is a party executed and delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any Laws applicable to the Company or any Company Subsidiary, (b) conflict with or violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or any Company Subsidiary or (c) violate, result in a breach, default or acceleration under, or give rise to any penalty or any right of termination or modification or any other remedy under, any agreement to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, except for such violations, breaches, defaults, rights or termination or modification and other remedies as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is necessary or required to be made or obtained by the Company, any Company Subsidiary or any of their respective Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, orders, permits, declarations, filings, registrations and notifications (i) of (A) Governmental Authorities which are specifically identified on Schedule 5.4(A) or (B) all other third parties which are specifically identified on Schedule 5.4(B) or (ii) the absence of which would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group.

          SECTION 5.5. Financial Statements. The Seller has delivered to the Buyer copies of the Financial Statements set forth on Schedule 5.5. The Financial Statements (a) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiaries, taken as a whole, as of the dates and for the periods indicated, (b) except as described in Schedule 5.5, have been prepared in accordance with GAAP applied on a basis consistent with past practice, (c) are correct and complete in all material respects, and (d) are consistent in all material respects with the books and records of the Company and the Company Subsidiaries (which books and records are correct and complete in all material respects); provided, however, that the Financial Statements do not contain footnotes.

          SECTION 5.6. Undisclosed Liabilities. Except as set forth on
Schedule 5.6, neither the Company nor any Company Subsidiary has any material Liabilities (and there is no basis for any present or future Action against any of them giving rise to any material Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities incurred after the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practices; provided that, for purposes of this Section 5.6, the term "Liability" shall not include any contractual obligation to the extent such contractual obligation would not be required to be disclosed as a liability on a balance sheet of the Company or any Company Subsidiary pursuant to GAAP.

          SECTION 5.7. Absence of Change. Except as set forth in Schedule 5.7 or as contemplated by this Agreement, since September 30, 2001, each of the Company and the Company Subsidiaries (i) has conducted its business in the ordinary course of business, consistent with past practice, and has not suffered any change in business, financial condition or results of operations that has had or would be reasonably likely to have a Material Adverse Effect on the Company or any Company Subsidiary Group, as the case may be, and (ii) has not taken any action which, if taken after the date hereof, would constitute a material breach of Section 6.2.

          SECTION 5.8. Assets. Each of the Company and the Company Subsidiaries has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the date of the Most Recent Balance Sheet. All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted are in good and usable condition, ordinary wear and tear excepted, and are being used in the respective businesses of the Company and the Company Subsidiaries. Such assets and the other properties being leased by each of the Company and the Company Subsidiaries pursuant to the leases described on Schedule 5.9(b) constitute all of the material operating assets being utilized in the conduct of the respective businesses of the Company and the Company Subsidiaries, and such assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice and are sufficient in quantity and otherwise suitable for the purposes for which they are currently used. Except as set forth on Schedule 5.9(a) and Schedule 5.9(b), since September 30, 2001, no Company Subsidiary has sold any properties, assets or businesses other than dispositions in the ordinary course of its business, consistent with past practice.

          SECTION 5.9. Real Property.

          (a) Schedule 5.9(a) lists, describes briefly and identifies the owner of all real property and interests in real property owned in fee simple by each of the Company and the Company Subsidiaries (each, together with all the buildings, improvements, structures and fixtures located thereon, an "Owned Property"). The following representations and warranties are true and correct with respect to the real property identified in Schedule 5.9(a), except for such exceptions as are identified on Schedule 5.9(a) or as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group:

          (i) the identified owner has good and marketable title to the Owned Property, free and clear of all Liens, except for (A) installments of special assessments not yet delinquent and (B) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value of, or the marketability of title to, the property subject thereto, and has provided the Buyer with current and valid title insurance policies for the Owned Property which identify the named insured as the owner identified on Schedule 5.9(a);

          (ii) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, lawsuits, or administrative actions relating to any Owned Property or other matters affecting and adversely impairing the current use, occupancy, or value thereof;

          (iii) the legal description for each Owned Property contained in the deed thereof describes such Owned Property fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

          (iv) each Owned Property has received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and has been operated and maintained in accordance with, and is not in violation of, applicable laws, statutes, rules, regulations, ordinances, orders and requirements applicable to such Owned Property;

          (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any Owned Property;

          (vi) there are no outstanding options or rights of first refusal to purchase any Owned Property, or any portion thereof or interest therein;

          (vii) there are no parties (other than the Company and the Company Subsidiaries) in possession of any Owned Property, other than tenants under any written or oral leases disclosed in Schedule 5.9(a) who are in possession of space to which they are entitled;

          (viii) all facilities located on any Owned Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate under all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such Owned Property; and

          (ix) each Owned Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Owned Property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

          (b) Schedule 5.9(b) lists and describes briefly all real property and interests in real property leased or subleased to or by any of the Company and the Company Subsidiaries (the "Leased Property"). The Seller has delivered to the Buyer correct and complete copies of the leases and subleases covered by the Leased Property listed in Schedule 5.9(b), in each case as amended and supplemented to date. The following representations and warranties are true and correct with respect to each lease and sublease covered by the Leased Property listed in Schedule 5.9(b), except for such exceptions as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group.

          (i) the lease or sublease is (A) the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, (B) enforceable against the Company or the Company Subsidiary party thereto and (C) in full force and effect;

          (ii) the lease or sublease will continue to be (A) the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, (B) enforceable against the Company or the Company Subsidiary party thereto and (C) in full force and effect, in each case on identical terms following the consummation of the transactions contemplated hereby;

          (iii) to the Knowledge of the Company, no party to the lease or sublease is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

          (iv) to the Knowledge of the Company, no party to the lease or sublease has repudiated any provision thereof;

          (v) except as disclosed in Schedule 5.9(b)(v), there are no disputes, oral agreements or forbearance programs in effect, as to the lease or sublease;

          (vi) with respect to each sublease, neither the Seller, the Company nor any Company Subsidiary has received written or oral notice with respect to any matter that would cause the representations and warranties set forth in subsections (i) through (v) above not to be true and correct with respect to the underlying lease;

          (vii) none of the Company or any of the Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Property;

          (viii) each Leased Property has received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and has been operated and maintained in accordance with, and is not in violation of, applicable laws, rules, regulations, ordinances, orders and requirements applicable to such Leased Property;

          (ix) all facilities located on each Leased Property are supplied with utilities and other services necessary for the operation of such facilities; and

          (x) to the Knowledge of the Company, neither the Seller, the Company nor any Company Subsidiary has received written or oral notice that the owner of any Leased Property does not have good and marketable title to such Leased Property, free and clear of all Liens, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value of, or the marketability of title to, the property subject thereto.

          SECTION 5.10. Intellectual Property. Schedule 5.10 contains a correct and complete list of the Intellectual Property that is (a) owned by or licensed to the Company or any Company Subsidiary and (b) that is material to the business of the Company or any Company Subsidiary Group. The Company and each Company Subsidiary either owns the entire right, title and interest to, or holds an existing, valid and enforceable license to use, all the Intellectual Property material to its business as currently conducted. There are no Actions instituted, pending or, to the Knowledge of the Company, proposed or threatened by any third party pertaining to, or challenging, the Company's or any Company Subsidiary's use of, or right to use, any Intellectual Property. Neither the Intellectual Property of the Company and the Company Subsidiaries nor the conduct of the respective businesses of the Company and the Company Subsidiaries infringes or violates in any material respect any Intellectual Property or other right of any third party. To the Knowledge of the Company, no third party is infringing upon any Intellectual Property of the Company or any Company Subsidiary.

          SECTION 5.11. Compliance with Law. Each of the Company and the Company Subsidiaries (a) has obtained and holds all Permits applicable to it or its properties or assets, except for such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group; and (b) is in compliance with all Laws, except for such failures to so comply as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group. Since December 31, 2000, neither the Company nor any Company Subsidiary has received any notice from any Governmental Authority asserting any failure to comply with any applicable Law, except for such failures to so comply as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group.

          SECTION 5.12. Contracts. Schedule 5.12 contains a correct and complete list of the following contracts, agreements, or arrangements to which the Company or any Company Subsidiary is a party or by which any of their respective properties is bound:

          (a) notes, mortgages, indentures, loan or credit agreements; equipment lease agreements having a noncancellable term of more than one year and annual rental payments of $50,000 or more; security agreements and other agreements and instruments reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to, the Company or any Company Subsidiary; and commitments to enter into any such agreements;

          (b) management, consulting, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance and employment agreements and other agreements or commitments to enter into such agreements, other than Company Plans;

          (c) option, purchase and sale or lease agreements that involve (i) any real property, equipment, machinery, personal property or other assets, tangible or intangible and (ii) amounts payable by or to the Company or any Company Subsidiary of $50,000 or more, other than agreements providing for the sale of equipment, machinery, personal property or other assets, tangible or intangible, to customers in the ordinary course of business;

          (d) joint venture or other agreements involving the sharing of profits or losses;

          (e) agreements with the Seller or any of its Affiliates, or any director, officer or employee of the Seller or any of its Affiliates (including the Company or any of the Company Subsidiaries), or any individual who is an immediate relative of any such director, officer or employee, or any combination of such Persons;

          (f) outstanding powers of attorney empowering any Person to act on behalf of the Company or any Company Subsidiary;

          (g) outstanding guarantees, subordination agreements, indemnity agreements, letters of credit, reimbursement agreements and other similar types of agreements, whether or not entered into in the ordinary course of business, under which the Company or any Company Subsidiary is or may become liable for or obligated to discharge, or any asset of the Company or any Company Subsidiary is or may become subject to the satisfaction of, any indebtedness, obligation, performance or undertaking of any Person other than the Company and the Company Subsidiaries, except for any such agreements contained in any of the instruments listed in the schedules hereto and excluding any agreements entered into in the ordinary course of business consistent with past practice pursuant to which any party agreed to act as a subcontractor to the Company or any Company Subsidiary;

          (h) agreements, orders, decrees or judgments preventing or restricting the Company or any Company Subsidiary's business activities in any location;

          (i) collective bargaining agreements, excluding agreements which cover fewer than ten employees each of whom works less than 180 days in any calendar year;

          (j) agreements relating to the acquisition by the Company or any Company Subsidiary of the outstanding capital stock or equity interests or assets of any business enterprise;

          (k) agreements concerning Intellectual Property, excluding non-material software licenses for off-the-shelf programs or customized programs relating to internal business operations that are used by a Company Subsidiary in the ordinary course of business;

          (l) agreements under which the consequences of a default or termination could have a Material Adverse Effect on the Company or any Company Subsidiary Group; and

          (m) agreements (or group of related agreements), other than Company Plans, that either (i) have unexpired terms in excess of one year and require aggregate future payments or receipts in excess of $50,000, other than customer contracts entered into in the ordinary course of business, or (ii) are otherwise material to the business or operations of the Company or any Company Subsidiary Group.

          The Seller has delivered to the Buyer true and complete copies of all such agreements (other than collective bargaining agreements unless specifically requested), including all amendments, modifications, waivers and elections applicable thereto, and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 5.12.

          The following representations and warranties are true and correct with respect to each contract, agreement, or arrangement to which the Company or any Company Subsidiary is a party or by which any of their respective properties is bound, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group: (i) the agreement is (A) the legal, valid, and binding obligation of the Company or the Company Subsidiary party thereto, (B) enforceable against the Company or the Company Subsidiary party thereto and
(C) in full force and effect; (ii) the agreement will continue to be (A) the legal, valid, and binding obligation of the Company or the Company Subsidiary party thereto, (B) enforceable against the Company or the Company Subsidiary party thereto and (C) in full force and effect, in each case, on identical terms following the consummation of the transactions contemplated hereby;
(iii) to the Knowledge of the Company, no party is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (iv) to the Knowledge of the Company, no party has a reasonable basis upon which to cancel or terminate any provision of the agreement.

          SECTION 5.13. Litigation; Indemnity Claims. Except as set forth on
Schedule 5.13, there is no claim, legal action, suit, litigation, arbitration, material grievance, material dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of the Company, threatened or contemplated against the Company or any Company Subsidiary. There are no pending indemnity claims concerning the Company or any Company Subsidiary between (a) the Seller, the Company or any Company Subsidiary and (b) any other Person.

          SECTION 5.14. Insurance. Schedule 5.14 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Seller (with respect to any Company Subsidiary), the Company or any Company Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time since July 1, 1998:

          (a) the name, address, and telephone number of the agent;

          (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (c) the policy number and the period of coverage;

          (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Except as set forth on Schedule 5.14, with respect to each such insurance policy, (i) the policy is (A) (1) the legal, valid and binding obligation of the Seller, the Company or the Company Subsidiary party thereto and (2) to the Knowledge of the Company, the legal, valid and binding obligation of each other party thereto, (B) (1) enforceable against the Seller, the Company or the Company Subsidiary party thereto and (2) to the Knowledge of the Company, enforceable against each other party thereto and (C) in full force and effect with respect to matters occurring during periods prior to the Closing Date;
(ii) the policy will continue to be (A) (1) the legal, valid and binding obligation of the Seller, the Company or the Company Subsidiary party thereto and (2) to the Knowledge of the Company, the legal, valid and binding obligation of each other party thereto, (B) (1) enforceable against the Company or the Company Subsidiary party thereto and (2) to the Knowledge of the Company, enforceable against each other party thereto and (C) in full force and effect with respect to matters occurring during periods prior to the Closing Date, in each case, on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Seller, the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; (iv) there are no letters relating to reservations of rights under any such policy; and (v) to the Knowledge of the Company, no party to the policy has a reasonable basis upon which to cancel or terminate any provision thereof. Since July 1, 1998, each Company Subsidiary has been covered by insurance in scope and amount customary and reasonable for the business in which it has engaged since such date. Schedule 5.14 describes any self-insurance arrangements affecting the Company or any Company Subsidiary. The Seller has delivered to the Buyer copies of each insurance policy of the Seller since the date of the Seller's incorporation that provides or has provided coverage for any Company Subsidiary.

          SECTION 5.15. Employee Benefits.

          (a) Schedule 5.15(a) contains a true and complete list of each Company Plan and indicates whether such Company Plan is a Transferred Company Plan.

          (b) With respect to each Company Plan that is not a multiemployer plan, the Seller has provided to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; and (iii) any summary plan description. With respect to each Transferred Company Plan that is not a multiemployer plan, the Seller has provided to the Buyer a current, accurate and complete copy of (A) material written descriptions of plan provisions provided to Company Employees and (B) for each year commencing on or after January 1, 1999, (1) the Form 5500 and attached schedules, (2) the audited financial statements and (3) the actuarial valuation reports. With respect to any material employee benefit plan that is not legally binding, and therefore does not constitute a Company Plan, the Seller has provided copies of such plans, or if no written plans exist, written descriptions thereof.

          (c) Except as set forth on Schedule 5.15(c), (i) each Transferred Company Plan that is not a multiemployer plan has been established and administered in all material respects (A) in accordance with its terms and (B) in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Transferred Company Plan that is not a multiemployer plan which is intended to be qualified within the meaning of section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter that the form of the plan has satisfied the requirements of section 401(a) of the Code, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of section 414(b), (c),
(m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) none of (A) a "reportable event" (as such term is defined in section 4043 of ERISA) that would reasonably be expected to result in material liability to the Company or any Company Subsidiary, (B) a non-exempt "prohibited transaction" (as such term is defined in section 406 of ERISA and section 4975 of the Code) that would reasonably be expected to result in a material liability to the Company or any Company Subsidiary and (C) an "accumulated funding deficiency" (as such term is defined in section 302 of ERISA and section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan that is not a multiemployer plan; and (v) no Transferred Company Plan that is not a multiemployer plan provides retiree welfare benefits and neither the Company nor any Company Subsidiary has any obligations to provide any retiree welfare benefits other than as required pursuant to section 4980B of the Code or other applicable law.

          (d) With respect to each Company Plan that is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

          (e) With respect to any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) to which the Company, any Company Subsidiary or any member of their Controlled Group has any liability or contributes (or within the preceding six years has had liability or contributed), (i) no such company has withdrawn, partially withdrawn in a manner that would result in withdrawal liability or partial withdrawal liability, or received any notice or any claim or demand for withdrawal liability or partial withdrawal liability; (ii) no such company has received any notice that any plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent that may result in liability to the Company or any Company Subsidiary; (iii) no such company has failed to make any required contributions; (iv) neither the Seller nor any Company Subsidiary has received any notice that such multiemployer plan is a party to any pending merger or asset or liability transfer; and (v) neither the Seller nor any Company Subsidiary has received any notice that there are proceedings of the PBGC against or affecting any such multiemployer plan.

          (f) Except as set forth on Schedule 5.15(f), (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Transferred Company Plan, (ii) no notice has been received from the PBGC in respect of any Company Plan that is not a multiemployer plan subject to Title IV of ERISA concerning the funded status of any such Company Plan, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of the Company, threatened with respect to any Transferred Company Plan.

          (g) Except as set forth in Schedule 5.15(g), no Transferred Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with a subsequent event), could result in the payment to any Company Employee of any money or other property or could result in the acceleration or provision of any other material rights or benefits to any Company Employee, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of section 280G of the Code.

          (h) There are no funding mechanisms with respect to any Transferred Company Plan that are required to be established in the future as a result of the transactions contemplated by this Agreement.

          (i) Schedule 5.15(i) contains a true and complete list of trustees to each Transferred Company Plan that is not a multiemployer plan.

          SECTION 5.16. Employment Matters. Except as set forth on Schedule 5.16, (a) neither the Company nor any Company Subsidiary is party to, bound by, or negotiating in respect of, any collective bargaining agreement or any other agreement with any labor union, association or other representative of any employees of the Company or any Company Subsidiary, nor is any employee of the Company or any Company Subsidiary represented by any labor union or other representative organization; (b) since January 1, 2001, no labor union or other representative organization has been newly certified or recognized as the collective bargaining representative of any employees of the Company or any Company Subsidiary; (c) there are no union organizing campaigns or representation proceedings or campaigns in process or, to the Knowledge of the Company or any Company Subsidiary, threatened, with respect to any employees of the Company or any Company Subsidiary; (d) there are no existing or threatened labor strikes, work stoppages, organized slowdowns, unfair labor practice charges or complaints or labor arbitration proceedings involving any employee of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has experienced any such labor controversy since January 1, 1999; (e) neither the Company nor any Company Subsidiary is party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (f) each of the Company and the Company Subsidiaries has paid in full to its respective employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law; and (g) neither the Company nor any Company Subsidiary has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program since January 1, 1999, nor has the Company or any Company Subsidiary planned or announced any such action or program for the future; and (h) each of the Company and the Company Subsidiaries is in compliance with its obligations pursuant to the WARN Act and all other notification and bargaining obligations arising under applicable Laws.

          SECTION 5.17. Taxes. Except as otherwise disclosed on Schedule 5.17:

          (a) All Tax Returns required to be filed by or with respect to the Company and each of the Company Subsidiaries have been timely filed. All material Taxes due and required to be paid by or with respect to the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been paid. The Seller has filed all income Tax Returns that it was required to file for each taxable period during which any of the Company and the Company Subsidiaries was a member of the Seller's Affiliated Group, and all income taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Company and the Company Subsidiaries was a member of such Affiliated Group, in each case except for such exceptions as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group. None of the Company or the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No unresolved claim has ever been made by an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (b) All Tax Returns filed by or with respect to the Company and each of the Company Subsidiaries were correct and complete in all material respects.

          (c) Each of the Company and the Company Subsidiaries has duly and timely withheld and paid over to the appropriate taxing authorities all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party under all applicable laws and regulations.

          (d) There is no unresolved dispute or claim concerning any Tax Liability of any of the Company and the Company Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the Seller, the Company, any Company Subsidiary or any director, officer or member (or employee responsible for Tax matters) of any of the Seller, the Company or any Company Subsidiary has Knowledge based upon personal contact with any agent of such authority. Schedule 5.17 lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and the Company Subsidiaries for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries for taxable periods ended on or after December 31, 1998.

          (e) There is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which any of the Company or the Company Subsidiaries was a member of such Affiliated Group either (i) claimed or raised by any authority in writing or (ii) as to which the Seller, any of its Subsidiaries (including the Company or any Company Subsidiary) or any director, officer or member (or employee responsible for Tax matters) of any of the Seller or any of its Subsidiaries (including the Company or any Company Subsidiary) has knowledge based upon personal contact with any agent of such authority, in each case except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary Group. Except as disclosed on Schedule 5.17(e), no Affiliated Group has waived any statute of limitations in respect of any material income taxes or agreed to any extension of time with respect to a material income tax assessment or deficiency for any taxable period during which any of the Company and the Company Subsidiaries was a member of such Affiliated Group.

          (f) Each of the Company and the Company Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such sales and use Taxes to the appropriate governmental authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

          (g) None of the Company and the Company Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

          (h) As of the Closing, neither the Company nor any of the Company Subsidiaries shall be a party to, be bound by, or have any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person. None of the Company or the Company Subsidiaries has any Liability for the Taxes of any Person (other than Taxes of the Seller and any member of its consolidated group) under Treasury

Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Seller is not a "foreign person" within the meaning of section 1445 of the Code. None of the assets owned by the Company or any of the Company Subsidiaries is (i) subject to a tax benefit transfer lease executed in accordance with section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or (ii) "tax-exempt use property" within the meaning of section 168(h) of the Code. Neither the Company nor any of the Company Subsidiaries has agreed to make any adjustment under section 481 of the Code by reason of a change in accounting method or otherwise.

          (i) There are no Liens on any of the assets or properties of any of the Company and the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (j) The Company has at all times since its formation properly been characterized for federal income tax purposes as an entity that is disregarded as an entity separate from its owner, and not as a corporation, under Treasury Regulation ss. 301.7701-2 and ss. 301.7701-3.

          SECTION 5.18. Transactions With Affiliates. (a) Except as set forth in Schedule 5.18, (i) the Company and the Company Subsidiaries have not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any property or assets or obtained any services (except with respect to services rendered as a director, officer, manager, member, partner or employee of the Company or the Company Subsidiaries) from, or sold, leased or otherwise disposed of any property or assets or provided any services to, any Affiliate or employee of the Company, any Company Subsidiary, the Seller or any of their Affiliates that would result in any obligations or commitments on the part of the Company or any Company Subsidiary outstanding as of the date hereof or as of the Closing Date and (ii) to the Knowledge of the Company, since January 1, 2001, the Company and the Company Subsidiaries have not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any property or assets or obtained any services (except with respect to services rendered as a director, officer, manager, member, partner or employee of the Company or the Company Subsidiaries) from, or sold, leased or otherwise disposed of any property or assets or provided any services to, any Affiliate or employee of the Company, any Company Subsidiary, the Seller or any of their Affiliates.

          (b) Except as set forth in Schedule 5.18, (i) to the Knowledge of the Company, neither the Seller nor any of its Affiliates (including the Company or a Company Subsidiary) has been involved in any business arrangement or relationship with the Company or any of the Company Subsidiaries since January 1, 2001, (ii) neither the Seller nor any of its Affiliates (including the Company or a Company Subsidiary) has been involved in any business arrangement or relationship with the Company or any of the Company Subsidiaries that would result in any obligations or commitments on the part of the Company or any Company Subsidiary outstanding as of the date hereof or as of the Closing Date, (iii) neither the Company nor any Company Subsidiary has any obligation or commitment to or from the Seller or any of its Affiliates (including the Company or any other Company Subsidiary) and (iv) the assets and liabilities of the Company and the Company Subsidiaries do not include any receivable or payable or any other amount owing to or from the Seller or any of its Affiliates (including the Company or a Company Subsidiary).

          SECTION 5.19. Accounts Receivable; Inventory.

          (a) Except for the amounts set forth on Schedule 5.19(a), all notes, accounts receivable and costs in excess of billings of the Company and the Company Subsidiaries (collectively, the "Receivables") are reflected properly on their books and records, are valid, arise from bona fide transactions occurring in the ordinary course of business and subject to no setoffs or counterclaims, are collectible, and, in the aggregate, will be collected in full (net of the allowance for doubtful accounts set forth on the Most Recent Balance Sheet) within 14 months after the Closing Date (provided that each Company Subsidiary uses its commercially reasonable efforts to collect such Receivables).

          (b) The amounts set forth on Schedule 5.19(a) (the "Scheduled Amounts") have not been accounted for as revenue by any Company Subsidiary in any of the Financial Statements. To the extent the Scheduled Amounts have been included in "Accounts Receivable" on the Most Recent Balance Sheet, an amount no less than the Scheduled Amounts has been included in "Billings in Excess of Costs" on the Most Recent Balance Sheet.

          (c) The inventory of the Company and the Company Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries. All inventory reflected on the Most Recent Balance Sheet, and all inventory acquired since that date (other than inventory disposed of in the ordinary course of business) is usable and/or saleable in the ordinary course.

          SECTION 5.20. Environmental Matters.

          (a) Except as set forth in Schedule 5.20, and except for such of the following as, individually or in the aggregate, would not result in material liability for the Company or any Company Subsidiary Group under any Environmental Laws, (i) the Company and each Company Subsidiary are, and at all prior times have been, in compliance with all applicable Environmental Laws; (ii) neither the Company nor any Company Subsidiary has received a notice, report or information regarding any liability or alleged liability (whether accrued, absolute, contingent, unliquidated or otherwise) that has not been satisfied, or any actual or alleged corrective, investigatory or remedial obligation that has not been satisfied, arising under any applicable Environmental Laws with respect to its past or present operations or properties or facilities; (iii) each of the Company and the Company Subsidiaries has obtained, and has at all times been in compliance with all terms and conditions of, all Permits required pursuant to Environmental Laws for the conduct of their respective businesses; (iv) there are no wetlands or endangered or threatened species currently present at any of the properties or facilities currently owned, leased or otherwise used by the Company or any of the Company Subsidiaries, that could reasonably be expected to give rise to liability to the Company or any of the Company Subsidiaries under any Environmental Laws or materially restrict the future use of such properties or facilities; (v) Hazardous Materials have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company or the Company Subsidiaries, in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability to any of the Company or the Company Subsidiaries under any Environmental Laws; and (vi) none of the Company or the Company Subsidiaries has assumed, contractually or by operation of law, any liability or obligation under any Environmental Laws.

          (b) "Environmental Laws" shall mean all federal, state or local Laws, Permits or requirements (including consent decrees, judicial decisions and administrative orders), currently or formerly in force, as amended or reauthorized, pertaining to the protection, preservation, conservation or regulation of the environment, or imposing requirements relating to public or employee health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C.ss.6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.ss.11001 et seq., the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss.1251 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Safe Drinking Water Act, 42 U.S.C.ss.300f et seq., and the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq.

          (c) "Hazardous Materials" shall mean all hazardous, dangerous or toxic substances, including petroleum and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, and any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws.

          SECTION 5.21. No Broker. Neither the Seller nor the Company is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement.

          SECTION 5.22. Disclosure. No representation or warranty of the Seller hereunder, including any statement that is contained in the schedules or exhibits to this Agreement or in any certificate to be delivered by the Seller pursuant hereto and relates to any such representation or warranty, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements in such representation or warranty not misleading.

          SECTION 5.23. Product or Service Warranty. Each product manufactured, sold, leased, delivered or installed, and each service provided, by the Company or any Company Subsidiary has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Company or the Company Subsidiaries has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to (a) warranty and completion work performed and expensed in the ordinary course of business consistent with past practice and (b) the reserve for product or service warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries.
Schedule 5.23(A) sets forth the standard terms and conditions of the applicable guaranty, warranty and indemnity for products manufactured, sold, leased, delivered or installed, or services provided, by the Company and the Company Subsidiaries and, except as described on Schedule 5.23(B), no product manufactured, sold, leased, delivered or installed or service provided by any of the Company or the Company Subsidiaries is subject to any guaranty, warranty or other indemnity beyond a period of two years from the date of commencement of such guarantee, warranty or indemnity.

          SECTION 5.24. Product or Service Liability. None of the Company or the Company Subsidiaries has any Liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, installation or use of the products of any of the Company or the Company Subsidiaries, the services provided by any of the Company or the Company Subsidiaries or the operation of any of their respective businesses.

          SECTION 5.25. WIP Schedule. Each of the Company Subsidiaries has delivered to the Buyer a work in progress schedule for each of its contracts as of September 30, 2001 (each, a "WIP Schedule"). The WIP Schedules, in the aggregate, fairly represent, in all material respects, the total estimated contract costs (taking into account man-hours required, project duration, cost of labor and materials, including any escalation thereof, subcontractor costs and other elements of contract costs), earned revenues to date, estimated gross profits (in dollar and in percentage) and actual gross profit recognized to date (in dollars). Each WIP Schedule also includes with respect to contracts as of September 30, 2001, the following information: job number, job name, the contract price, the dollar amount of pending change orders, total estimated contract price, actual billings to date, costs to date, total estimated contract costs. Except as set forth on any such WIP Schedule or as provided on the Financial Statements, neither the Seller, the Company nor any Company Subsidiary has been notified of or is aware of any dispute over amounts billed by the Company or any Company Subsidiary or of any intention to hold back amounts in excess of contractually permitted holdbacks.

          SECTION 5.26. Customers and Suppliers.

          (a) Schedule 5.26(a) contains a complete and accurate list, as of the date of this Agreement, of the 15 largest contracts (the "Customer Contracts") above $50,000 of each of the Company Subsidiaries in terms of the contracts outstanding as of the date hereof and, in the event more than one Customer Contract is attributable to the same customer or customers with respect to such Company Subsidiary, the next largest customer contracts until
Schedule 5.26(a) lists at least 15 different customers (each, a "Material Customer") of such Company Subsidiary (together with the Customer Contracts, the "Material Customer Contracts"). Except as set forth on Schedule 5.26(a), there has not, to the Knowledge of the Seller, the Company or the applicable Company Subsidiary, been any change in the business relationship of such Company Subsidiary with any of the Material Customers of such Company Subsidiary and neither the Seller, the Company nor such Company Subsidiary has received notice from any Material Customer that such Material Customer intends to terminate or materially change its business relationship with such Company Subsidiary.

          (b) Schedule 5.26(b) contains a complete and accurate list, as of December 31, 2001, of each requirement contract and exclusive supply contract with any supplier of a Company Subsidiary and sets forth the terms of each such contract, agreement or arrangement. Except as set forth on Schedule 5.26(b), there has not, to the Knowledge of the Seller, the Company or the applicable Company Subsidiary, been any change in the business relationship of such Company Subsidiary with any material supplier of such Company Subsidiary and neither the Seller, the Company nor such Company Subsidiary has received notice from any material supplier of such Company Subsidiary that such supplier intends to terminate or materially change its business relationship with such Company Subsidiary.

          (c) Neither the Company nor any Company Subsidiary has knowingly breached, so as to provide a benefit to the Company or such Company Subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of such Company Subsidiary.

                                  ARTICLE VI
                             PRE-CLOSING COVENANTS

          SECTION 6.1. Further Assurances. Except as set forth in Section 6.4, each of the parties hereto hereby agrees to use its reasonable best efforts to take all action and to do all things as are necessary, proper or advisable in order to consummate and make effective the transactions contemplated hereby.

          SECTION 6.2. Conduct of Business. Except as provided in this Agreement, until the earlier of Closing or the termination of this Agreement in accordance with its terms, the Seller shall cause each of the Company and the Company Subsidiaries (a) to conduct its businesses in the ordinary course consistent with past practice, (b) to use its reasonable best efforts to preserve its properties, business and relationships with its suppliers, customers and others having business relationships with it and (c) to keep available the services of its employees. The Seller will advise, and shall cause the Company and the Company Subsidiaries to advise, the Buyer promptly in writing of any development having a Material Adverse Effect on the Seller, the Company or any Company Subsidiary Group. Without limiting the generality of the foregoing, until the earlier of Closing or the termination of this Agreement in accordance with its terms, except as provided in this Agreement, without the written consent of the Buyer, the Seller will cause the Company and the Company Subsidiaries not to:

          (a) declare, set aside or pay any dividend or other distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any of its capital stock, other than the upstream cash dividends paid to the Seller by the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice;

          (b) (i) create, incur or assume any additional indebtedness for borrowed money; (ii) mortgage, pledge or otherwise encumber, incur or suffer to exist any Lien on any of its properties or assets; (iii) create or assume any other indebtedness, except accounts payable incurred in the ordinary course of business consistent with past practice; (iv) guarantee any indebtedness of another Person or enter into any "keep well" or other agreement to maintain any financial condition of another Person; or (iv) make any loans, advances or capital contributions to, or investments in, any other Person;

          (c) (i) issue, sell or otherwise dispose of any shares of capital stock of any class or grant any warrants, options or rights to subscribe for any shares of capital stock or any class of securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of capital stock of any class, or redeem, repurchase or otherwise acquire any such securities; or (ii) split, combine or reclassify any shares of its capital stock;

          (d) fail to comply, in all material respects, with all applicable Laws and with all orders of any Governmental Authority;

          (e) amend its certificate of incorporation, bylaws or other organizational documents, or merge or consolidate with or into any other corporation;

          (f) sell, lease, license, transfer, assign or otherwise dispose of any assets or rights of the Company or any Company Subsidiary, other than the disposition of inventory and fixed assets in the ordinary course of business consistent with past practice;

          (g) enter into any new line of business or acquire any business organization or division thereof;

          (h) acquire or invest in, or agree to acquire or to invest in, any assets or businesses, whether by merger, consolidation or other business combinations or asset or stock purchases, except purchases of materials, equipment and supplies in the ordinary course of business consistent with past practice;

          (i) forgive, cancel or compromise any indebtedness that is material to the applicable Company Subsidiary owing to it or any claims which it may have possessed, in each case outside the ordinary course of business consistent with past practice, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

          (j) make or agree to make any new capital expenditures that are material with respect to the applicable Company Subsidiary and in any event in an amount not to exceed $50,000 with respect to each such Company Subsidiary, except in accordance with the capital expenditure budget for the applicable fiscal year of the Seller (which budget reflects an aggregate budgeted capital expenditure amount previously disclosed in writing to the Buyer) and in the ordinary course of business consistent with practice;

          (k) make any change in its accounting methods or practices;

          (l) delay or postpone the payment of accounts payable and other Liabilities outside the ordinary course of business consistent with past practice;

          (m) (i) increase the compensation or fringe benefits of any Company Employee, except for wage increases to employees who are not executive officers in the ordinary course of business consistent with past practice,
(ii) grant any severance or termination pay to any Company Employee, (iii) loan or advance any money or other property to, or enter into any other transaction with, any Company Employee or any other Affiliate of the Company, any Company Subsidiary or the Seller, except for immaterial loans, advances and transactions in the ordinary course of business consistent with past practice, or (iv) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, except for changes required by Law;

          (n) fail to maintain, renew or assist the Company or any Company Subsidiary in obtaining all necessary Permits required for their respective businesses or any consents required to consummate the transactions contemplated by this Agreement;

          (o) enter into, terminate or amend any agreement of a type required to be disclosed pursuant to Section 5.12 or enter into any new agreement of a type required to be disclosed pursuant to Section 5.12;

          (p) make or pledge to make any charitable or other capital contribution in an aggregate amount not to exceed $50,000;

          (q) settle any litigation providing for injunctive or other equitable relief for all such settlements following the date of this Agreement;

          (r) enter into any joint venture, partnership or similar arrangement for the conduct of business; or

          (s) authorize, or agree or commit to do, any of the foregoing actions.

          SECTION 6.3. Access to Information. Until the earlier of Closing or the termination of this Agreement in accordance with its terms, the Seller will permit, and will cause each of the Company and the Company Subsidiaries to permit, the Buyer and its authorized agents, officers and representatives to have reasonable access to the properties, personnel, books, records, contracts, information and documents of the Company and each Company Subsidiary to conduct such examinations and investigations of the Company and the Company Subsidiaries as the Buyer deems reasonably necessary; provided, however, that such examinations and investigations (a) shall be conducted during the normal business hours of the Company and the Company Subsidiaries and (b) shall not unreasonably interfere with the operations and activities of the Company or the Company Subsidiaries. The Company shall cooperate, and shall cause each of the Company Subsidiaries to cooperate, in all reasonable respects with the Buyer's examinations and investigations.

          SECTION 6.4. Notices and Consents. The Seller, at its expense, will, and will cause each of the Company and the Company Subsidiaries to, give any notices to third parties, and to use its or their reasonable best efforts to obtain any third-party consents, that the Buyer may reasonably request in connection with the matters referred to in Section 3.3 and Section 5.4; provided, however, that with respect to the third-party consents identified on
Schedule 3.3(B) and Schedule 5.4(B), the Seller will, and will cause each of the Company and the Company Subsidiaries to, take any and all actions to obtain such consents. Each of the parties will (and the Seller will cause each of the Company and the Company Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the parties (a) will file (and the Seller will cause each of the Company and the Company Subsidiaries to file) any notification, report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, (b) will use its reasonable best efforts to obtain (and the Seller will cause each of the Company and the Company Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and (c) will make (and the Seller will cause each of the Company and the Company Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith; provided, however, that neither the Buyer nor any of its Affiliates shall be obligated to agree (i) to divest any of their respective assets or any of the assets being acquired under this Agreement or (ii) to any condition imposed by any Governmental Authority that would adversely impact the respective businesses of the Buyer or any of its Affiliates or that would otherwise reduce the benefits to the Buyer or any of its Affiliates resulting from the consummation of the transactions contemplated by this Agreement. The parties shall consult with each other and keep the other parties informed of the status of the matters referred to in this Section 6.4 and, except to the extent confidential treatment has been given to any document filed with a Governmental Authority pursuant to this Section 6.4, shall provide the other party with copies of all such documents prepared on its behalf and all correspondence relating thereto. Each party will bear its own costs and expenses in connection with filings under the HSR Act.

          SECTION 6.5. Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Company and each Company Subsidiary and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance between the Buyer and the Seller; provided, however, that any party hereto shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other parties hereto of its intention to make such public announcement and such other parties are provided a reasonable opportunity for review prior to making such public announcement.

          SECTION 6.6. Confidentiality. Notwithstanding any other provision of this Agreement to the contrary, each party agrees that, unless and until the transactions contemplated herein are consummated, it shall remain subject to all of the terms and conditions of the Mutual Nondisclosure Agreement, dated as of September 5, 2001 (the "Confidentiality Agreement"), between the Seller and EMCOR Group, Inc., the terms of which Confidentiality Agreement are incorporated herein by reference; provided, however, that notwithstanding the provisions of the Confidentiality Agreement and the foregoing provisions of this Section 6.6, (a) each party shall keep confidential in accordance with the terms of the Confidentiality Agreement all Confidential Information that relates to the other party until the second anniversary of the Closing Date and (b) the provisions of the Confidentiality Agreement shall be waived as and to the extent necessary to permit public announcements to the extent provided in Section 6.5. In the event that a party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party will notify the other party promptly of the request or requirement so that such other party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, the disclosing party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use its reasonable best efforts to obtain, at the request of the non-disclosing party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the non-disclosing party shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

          SECTION 6.7. Taxes. Except as provided in this Agreement or as required by Law, and except with regard to federal income Taxes and the net income-based Taxes of any state that recognizes elections made under section 338(h)(10) of the Code (or an analogous provision of state law), without the written consent of the Buyer, neither the Seller, the Company nor any of the Company Subsidiaries shall make or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement relating to any Tax, waive or extend the statute of limitations in respect of Taxes, settle any Tax claim or assessment or surrender any right to claim for a Tax refund, or change regular independent accountants to the extent such action would have a Material Adverse Effect on the Company or any Company Subsidiary Group. In addition, neither any Affiliated Group (the common parent of which is the Seller) nor any member of any such Affiliated Group may, except as required by Law, undertake any of the foregoing actions without the written consent of the Buyer to the extent such action would have a Material Adverse Effect on the Company or any Company Subsidiary Group.

          SECTION 6.8. Exclusivity. The Seller will not, and will not cause or permit any of the Company or the Company Subsidiaries to, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Company and the Company Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote its Interests in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          SECTION 6.9. Update. Each party hereto will promptly disclose to the other in writing (a) any material information contained in its representations and warranties and on the related schedules that is incomplete or no longer correct or that, if known prior to the date of this Agreement, would have been required to have been disclosed in such party's schedules to this Agreement and (b) any casualty or other losses that are, individually or in the aggregate, material to a Company Subsidiary Group arising between the date hereof and the Closing Date regardless of whether such losses would have resulted in a breach of a representation or warranty. None of the disclosure pursuant to this Section 6.9 will be deemed to modify, amend or supplement the representations and warranties of any party hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

          SECTION 6.10. Financial Statements. Prior to the Closing Date, the Seller (a) shall use its best efforts to cause to be delivered to the Buyer the audited consolidated balance sheets of the Company as of the years ended December 31, 2000 and December 31, 2001, and the related audited statements of income, shareholders' equity and cash flows of the Company for the years then ended, together with the notes to such financial statements and the reports thereon of the Seller's accountants (collectively, the "Audited Financial Statements"), prepared in accordance with GAAP applied on a basis consistent with the Seller's past practice and prepared on the same basis and using the same accounting principles, policies and practices used in preparing the Audited Financial Statements and (b) shall use its reasonable best efforts to obtain all consents and authorizations from its accountants necessary to permit the Buyer to incorporate the Audited Financial Statements in preparing any of the Buyer's filings under the Exchange Act.

          SECTION 6.11. Termination of Affiliate Transactions; Release of Obligations. (a) Except as may be identified for preservation on Schedule 5.18, the Seller shall terminate, or cause its Affiliates (including the Company and the Company Subsidiaries) to terminate, all transactions among the Company or any Company Subsidiary on the one hand and the Seller or any of its Affiliates (excluding the Company or the Company Subsidiaries) on the other, including without limitation transactions identified and not noted for preservation on Schedule 5.18.

          (b) At or prior to the Closing Date, the Seller shall release, or cause its Affiliates (including any of its Subsidiaries not being transferred to the Buyer pursuant to this Agreement (the "Retained Subsidiaries"), but excluding the Company and the Company Subsidiaries) to release, the Company and each of the Company Subsidiaries from any and all amounts owing by the Company or any Company Subsidiary on the one hand to the Seller or any of its Affiliates (excluding the Company or the Company Subsidiaries) on the other, including without limitation those amounts owing identified on Schedule 5.18, except with respect to amounts owed pursuant to a transaction that has been identified for preservation on Schedule 5.18. Immediately following the Closing Date, the Buyer shall release, or cause the Company or any Company Subsidiary to release, the Seller and any of its Affiliates (including Retained Subsidiaries) from any and all amounts owing by the Seller or any of its Affiliates (including Retained Subsidiaries) on the one hand to the Company or any Company Subsidiary on the other, including without limitation those amounts owing identified on Schedule 5.18, except with respect to amounts owed pursuant to a transaction that has been identified for preservation on Schedule 5.18.

          SECTION 6.12. Insurance Authorizations and Confirmations. The Seller shall have (a) provided written irrevocable authorization to its insurance carriers and insurance claim administrators that, upon the request of the Buyer and at the Buyer's expense, such insurance carriers and insurance claim administrators may provide the Buyer with data tape loads containing insurance claims data for each of the Company Subsidiaries and (b) obtained written confirmation from Zurich American Insurance Company ("Zurich") that Zurich and its Affiliates will not seek reimbursement from any of the Company or the Company Subsidiaries for any deductible amounts under the Seller's insurance policies with Zurich.

          SECTION 6.13. Bonuses. Prior to the Closing Date, the Seller shall have paid any bonuses payable to the president of each Company Subsidiary pursuant to the Comfort Systems USA 2001 President's Bonus Plan in respect of the fiscal year ended December 31, 2001.

          SECTION 6.14. Certain Real Property Matters. (a) Prior to the Closing Date, the Seller shall have purchased for book value as of December 31, 2001, the property described on Schedule 5.9(a) hereto of Border Electrical Co., L.P. ("Border Electric"), located at 10855 Pellicano, El Paso, Texas without recourse to the Buyer, Border Electric or any of their Affiliates.

          (b) Prior to the Closing Date, the Seller shall, at its own expense, use its best efforts to cause Maximum Refrigeration & Air Conditioning Corp. (formerly known as CS24 Acquisition Corp.), a Company Subsidiary and the tenant under that certain lease agreement, dated June 30, 1998, by James Olympios, as landlord, for the space located at 1310 Central Avenue, Hillside, New Jersey ("Hillside lease"), described on Schedule 5.9(b) hereto, (i) to terminate the Hillside lease with the consent of the landlord and (ii) to be released from any and all obligations thereunder. In the event the Seller has not obtained such termination, landlord's consent and release prior to the Closing Date, at the Buyer's option, the Seller shall assume the obligations under the Hillside lease or shall reduce the Purchase Price by $100,000. In the event the Buyer has not exercised such option to reduce the Purchase Price, the Seller further agrees to indemnify and hold the Buyer and its Affiliates harmless for any and all liabilities or obligations, now existing or which may subsequently arise, in connection with the tenant's use, occupancy, possession and/or operation of business under the Hillside lease and in connection with the Seller's obligations under this Section 6.14(b).

                                 ARTICLE VII
                            POST-CLOSING COVENANTS

          SECTION 7.1. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party

(unless the requesting party is entitled to indemnification therefor under Article X). On the Closing Date, the Seller will deliver to the Buyer all documents, books, records (including Tax records), agreements (including all Predecessor Acquisition Agreements), and financial data of any sort relating to the Company and the Company Subsidiaries; provided, however, that the Seller may retain a copy of any such documents, books, records, agreements and financial data.

          SECTION 7.2. Non-Solicitation. During the period from and including the Closing Date to but excluding the second anniversary of the Closing Date, the Seller shall not, and shall not permit its Subsidiaries to, solicit for employment or hire any employee of the Company or the Company Subsidiaries to work for the Seller or any of its Subsidiaries; provided that this Section 7.2 shall not prohibit the Seller or any of its Subsidiaries from hiring an individual who responds to general media advertisements not directed at the employees of the Company and the Company Subsidiaries.

          SECTION 7.3. Employee Benefits. (a) As of the Closing Date, the Seller shall cause the account balance of each Company Employee, who is not a highly compensated employee as defined in section 414(q) of the Code, in each defined contribution plan that is not a Transferred Company Plan to become fully vested.

          (b) As of the Closing Date, the Seller shall transfer to the Buyer the individual health care reimbursement and dependent care reimbursement account balances under the Seller's Health Care Reimbursement Account and Dependent Care Reimbursement Account plans (the "Reimbursement Account Plans") for each participant who is a Company Employee. Upon the transfer of such account balances, the Buyer shall assume responsibility for such account balances and shall indemnify the Seller against all Liability with respect to such account balances, but only to the extent such Liability arises from actions taken by the Buyer after the transfer of such account balances. The Buyer shall waive any limitations with respect to participation requirements applicable to such Company Employees under the applicable provisions of the EMCOR Group, Inc. Welfare Plan other than limitations that are already in effect with respect to such Company Employees and their covered dependents and that have not been satisfied as of the Closing Date under the Reimbursement Account Plans. Notwithstanding the foregoing, nothing herein shall require the Buyer to continue or maintain the EMCOR Group, Inc. Welfare Plan.

          SECTION 7.4. WARN Act. The Buyer shall be responsible for, and shall indemnify the Seller against, all expenses and Liability, including attorneys' fees, if applicable, incurred under the WARN Act or any other Law requiring notice prior to termination of employment with respect to any employee who experiences a layoff, employment termination, reduction in hours or other employment related loss after the Closing, but only to the extent it arises solely from actions taken by the Buyer after the Closing. The Seller shall be responsible for, and shall indemnify the Buyer against, all expenses and Liability, including attorneys' fees, if applicable, incurred under the WARN Act or any other Law requiring notice prior to termination of employment with respect to any employee who experiences a layoff, employment termination, reduction in hours or other employment related loss prior to the Closing.

          SECTION 7.5. Litigation Support. In the event and for so long as any party actively is contesting or defending against any Action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company or the Company Subsidiaries, the other party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense (including reimbursement for any wages or other out-of-pocket expenses relating to providing such support) of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article X). Notwithstanding the provisions of the preceding sentence, to the extent a claim under any Action is within the deductible amount covered by insurance, the other party shall provide such reasonable cooperation as such party would be obliged to provide to an insurance company if such claim exceeded the deductible without any reimbursement obligations by the party contesting or defending such Action so long as such cooperation does not interfere unreasonably with the conduct of such other party's business.

          SECTION 7.6. Transition. Neither the Buyer nor the Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and the Company Subsidiaries from maintaining the same business relationships with the Company and the Company Subsidiaries after the Closing as it maintained with the Company and the Company Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Company and the Company Subsidiaries to the Buyer from and after the Closing.

          SECTION 7.7. Third Party Indemnification. To the extent that any Company Subsidiary does not have direct contractual indemnification rights against a third party under the Predecessor Acquisition Agreements, the Seller will pursue any and all such indemnification rights on behalf of the Buyer at the request of the Buyer.

          SECTION 7.8. Assumed Obligations. Effective as of the Closing Date, the Buyer hereby assumes all the Assumed Obligations.

          SECTION 7.9. Minute Books. Promptly after the Closing Date, the Seller shall deliver to the Buyer all the minute books of the Company and the Company Subsidiaries and their predecessors, including all stock registers, corporate seals and related materials and all other books and records pertaining to the respective businesses of the Company Subsidiaries.

          SECTION 7.10. Use of Name. The Seller hereby grants to the Buyer and its Subsidiaries a non-exclusive license to use the names "Comfort Systems USA, Inc.", "Comfort Systems" and any derivative or other names currently used by any of the Company Subsidiaries that are not owned by such Company Subsidiaries (the "Comfort Names") until the first anniversary of the Closing Date, as or as part of any trade name, corporate name, domain name, trademark, service mark, logo, design or other source indicator appearing on the assets, products or materials owned or used by the Company Subsidiaries prior to the Closing Date. The Buyer agrees to use its reasonable best efforts to remove, redact, strike through or cover the Comfort Names from any such assets, products or materials before the first anniversary of the Closing Date; provided that Buyer and its Subsidiaries may continue to use the Comfort Names in a neutral, non-trademark sense to communicate the historical affiliation of the Company Subsidiaries.

          SECTION 7.11. Vehicle Leases. The Seller at its own expense shall transfer leases for each vehicle currently used by a Company Subsidiary and not leased directly by such Company Subsidiary to such respective Company Subsidiary. The Buyer shall use its commercially reasonable efforts to obtain all credit approvals that are necessary in connection with the assignment of any vehicle leases. To the extent any such lease cannot be transferred by its terms, the Seller at its own expense shall purchase such vehicle and lease such vehicle to the applicable Company Subsidiary on terms that are identical to the original lease.

          SECTION 7.12. Audit. From and after the Closing Date, the Seller agrees that (a) it shall cooperate with, and provide reasonable access to, the Buyer in the planning and execution of any audit of the Company and the Company Subsidiaries that may be required after the Closing under the Exchange Act, and (b) shall use its reasonable best efforts to obtain all consents and authorizations from its accountants necessary to permit the Buyer to incorporate such financial statements in preparing any of the Buyer's filings under the Exchange Act.

          SECTION 7.13. Tax Treatment of the Company. The Buyer will not take any action (including the filing of an IRS Form 8832 on which the Buyer elects to have the Company treated as a corporation) that could cause the Company to be characterized for federal or state income tax purposes as a corporation during any period (or portion thereof) ending on or prior to the Closing Date.

          SECTION 7.14. Surety Bonds. The Buyer shall use commercially reasonable efforts to replace those surety bonds listed on Schedule 7.14 or any replacement bonds thereof for which the Seller is the indemnitor.

          SECTION 7.15. National Servicing Organization Transition Issues. With respect to Comfort Systems USA National Service Organization, Inc., a Delaware corporation ("NSO"), the parties agree as follows:

          (a) For a period of one year from the Closing Date, the Seller shall cause the NSO to offer work for its national service account clients ("Clients"), whether such national account clients are currently or hereafter become clients of the NSO, to the Company Subsidiaries in the same manner as such work is currently offered to Subsidiaries of the Seller whether or not such Subsidiaries are Company Subsidiaries. In the case of work for existing Clients, the rates payable by the NSO to the Company Subsidiaries shall be no less favorable to the Company Subsidiaries than those presently offered by the NSO to the Subsidiaries of the Seller for comparable work and the terms of payment shall be commercially reasonable and no less favorable to the Company Subsidiaries than those presently offered by the NSO to third parties for comparable work. In the case of work for new Clients or for different types of work for existing Clients, the rates offered to be paid by the NSO to the Company Subsidiaries and the terms of payment shall be fair and reasonable under the circumstances, and in no event no less favorable to the Company Subsidiaries than those offered from time to time by the NSO to the Subsidiaries of the Seller or to unrelated parties of the Seller. Notwithstanding the foregoing, nothing contained herein shall require (i) any Company Subsidiary to accept NSO work offered to it by the NSO, (ii) the NSO to accept work assignments from Clients with respect to work assignments on which the NSO reasonably expects to lose money or (iii) the NSO to accept work assignments from any Client which, in the NSO's reasonable judgment, the NSO believes may be unable or unwilling to pay for such work on reasonably commercial terms. The Buyer shall cause each Company Subsidiary offered a work assignment by the NSO to respond promptly to the NSO whether such Company Subsidiary is willing to accept such work assignment. The NSO shall not be required to offer work to any Company Subsidiary where the rate to be received by the NSO from the Client is less than the acceptable hourly rate specified by the Company Subsidiary from time to time.

          (b) With respect to work that has been or may be undertaken pursuant to contracts or other arrangements between the NSO and Bank One for performance within one year of the Closing Date in the states of Ohio or Indiana or in the greater Detroit, Michigan metropolitan area, the Seller shall cause such work assignments to be offered to Shambaugh & Son L.P. or its direct or indirect subsidiaries (collectively, "S&S") at the rates that have been previously quoted in writing by S&S to the NSO (the "Rates") and on terms of payment that are fair and reasonable under the circumstances. However, the Buyer acknowledges that it has been advised by the Seller that the terms for performing work for Bank One have not yet been agreed to between the NSO and Bank One, and, accordingly, under the circumstances the NSO may request that the Rates be reduced. The NSO shall consult with S&S on, and keep S&S advised on the status of, negotiations between the NSO and Bank One as to rates and related matters. In the case of rates negotiated between Bank One and S&S that would result in a reduction of the Rates, the NSO shall negotiate such proposed reduction in good faith with S&S, and the Buyer shall cause S&S to negotiate such reduction in good faith with the NSO. Nothing herein contained shall require S&S to perform work for Bank One at such reduced rates or require S&S to perform any type of work assignments for Bank One. The Buyer shall cause S&S to respond promptly to the NSO as to whether S&S is willing to accept any work assignment for Bank One offered to it by the NSO.

          (c) The Buyer and the Seller acknowledge that the Company Subsidiary, American Mechanical, Inc. ("AMC"), and the Seller have, in the past, shared two employees with respect to NSO work, and that from and after the Closing Date such two employees shall be employed solely by AMC. For a period of two years after the Closing Date, the Seller shall not solicit such employees to work for the Seller or any of its Affiliates so long as such employees remain employees of AMC or seek to influence them to leave the employ of AMC. The NSO shall continue to offer work to AMC as provided in subsection (a) hereof. The Seller will make available to AMC any data in the Seller's possession with respect to any customers that originated with AMC and for which AMC currently performs, or within the last three years has performed, work. The Seller shall assign to the Buyer all right, title and interest in the name of "American Mechanical Network" ("AMN") or any variation thereof, the telephone numbers for AMN and the clients of AMN set forth on
Schedule 7.15(c) ("AMN Clients"). In the event any AMN Client contacts the Seller or any of its Affiliates for services after the Closing Date, the Seller shall, and shall cause any such Affiliate to, refer such AMN Client to AMC for such requested services. For the period of six months after the Closing Date, the Seller shall not, and shall cause each of its Affiliates not to, solicit the business of any AMN Client.

          (d) For a period of six months after the Closing Date, the Company Subsidiary, Kuempel Service, Inc. ("Kuempel") shall sublet to the NSO the premises in Cincinnati, Ohio presently sublet to the NSO by Kuempel. Such premises shall be sublet at the rate of $10,213.00 per month, on terms and conditions contained in a draft of sublease initialed by the parties on the date hereof and to be executed on the Closing Date.

          SECTION 7.16. Continuation of Insurance Coverage. The Seller shall maintain insurance policies covering each of the Company Subsidiaries for a period of three years after the Closing Date with respect to professional liability (errors and omissions), contractors' pollution and employment practices on terms and conditions, including coverage and exclusions, substantially similar to those in effect prior to the Closing. Within 30 days after the end of each fiscal year, the Seller shall provide evidence to the Buyer that such policies are in full force and effect. Within 30 days prior to the renewal date of each such insurance policy, the Seller shall provide evidence to the Buyer that such policies have been renewed and shall provide copies of such renewed policies to the Buyer. The Seller agrees to provide copies of any written notices or correspondence that the Seller may receive from each insurance provider, including but not limited to notices or correspondence relating to a failure by the Seller to comply with the applicable terms of the insurance policies or relating to any actual or anticipated changes or modifications to coverage, limits, terms, conditions, exclusions and insureds. In the event the Seller fails to comply with the provisions of this Section 7.16, including but not limited to a failure to renew any insurance policy on or prior to its applicable renewal date, the Seller shall promptly provide written notice of such failure to the Buyer.

          SECTION 7.17. Bonding Company Reports. The Buyer will cause each Company Subsidiary (i) to prepare and forward to Federal Insurance Company (Chubb) ("Chubb") job status reports, at such intervals as each Company Subsidiary has previously submitted such reports, indicating, in the case of completed contracts, the final contract price and, in the case of uncompleted contracts, the then currently estimated completion date and the then percentage of the contract completed and such other information as Chubb may reasonably request concerning bonded jobs and (ii) with respect to each job as to which a performance bond has been issued by Chubb prior to the Closing Date, upon completion of each such job, to use its best efforts to obtain evidence of substantial completion of each such job from the party with whom such Company Subsidiary contracted and forward such evidence to Chubb.

          SECTION 7.18. Pre-Closing Financial Reporting. Within 40 days after the end of the quarter during which the Closing occurs, the Buyer will cause each Company Subsidiary to prepare and send to the Seller the financial statements of such Company Subsidiary, in substantially the form heretofore prepared by the Company Subsidiaries for the Seller, for the period January 1, 2002 to the Closing Date.

          SECTION 7.19. Transfer of Domain Names. As soon as practicable, but in any event no later than 45 days after the Closing Date, the Seller shall transfer to each Company Subsidiary all right, title and interest in the domain names that are owned by the Seller relating to the business of each respective Company Subsidiary, including all registrations, reservations and applications relating thereto (including any of the foregoing at new gTLD registrars and registries), except domain names that incorporate the words, "Comfort", "Comfort Systems" or "CSUSA" and domain names that are applicable to all the Retained Subsidiaries. The Seller agrees not to apply to register or reserve any additional domain names that are the same as, or similar to, such domain names at any time. At the reasonable request of the Buyer, the Company or any Company Subsidiary, the Seller shall take all actions and execute all documents necessary or desirable to facilitate the above transfer.

                                 ARTICLE VIII
                                  TAX MATTERS

          SECTION 8.1. Tax Indemnification.

          (a) The Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless the Buyer from and against any and all Losses for or in respect of each of the following, without duplication:
(i) any and all liability for Taxes of the Company and each of the Company Subsidiaries for all taxable periods (or portions thereof) ending on or before the Closing Date (a "Pre-Closing Tax Period") and with respect to any taxable period that begins on or before and ends after the Closing Date (a "Straddle Period"), for the portion thereof ending on the Closing Date; (ii) all liability (as a result of Treasury Regulation ss. 1.1502-6 or any similar provision of state, local or foreign law or as a transferee or successor by contract or otherwise) imposed on the Company or any of the Company Subsidiaries for the Taxes of the Seller or any other person or entity (other than the Company or any of the Company Subsidiaries) which is or has been an Affiliate of the Company or any of the Company Subsidiaries prior to the Closing Date; (iii) any and all liability for Taxes attributable to the making of Elections (as described under Section 8.9(a)) and any Taxes arising out of any failure by the Seller to pay such Tax; (iv) all Taxes arising out of a breach of any representation or warranty set forth in Section 5.17 other than
Section 5.17(b), (v) any payment to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written and in each case covering the sharing of income or income-based taxes reported on a combined, unitary or consolidated Tax Return) to which the Company or any of the Company Subsidiaries was obligated or was a party on or prior to the Closing Date, and (vi) all liability for reasonable legal fees and other third-party expenses for any item attributable to any item in clause
(i) through (v) above.

          (b) The Buyer shall be liable for and shall indemnify the Seller for
(i) all liability for Taxes of the Company and each of the Company Subsidiaries for any taxable period or portion thereof beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date (the "Post-Closing Tax Period"), (ii) any Taxes to the extent that such Taxes were paid with respect to periods after the Closing by the Seller and not reflected as an asset on the Most Recent Balance Sheet (in which case the amount of such Taxes shall be subject to indemnification when such Taxes would otherwise have become due and payable), (iii) any Taxes attributable to any failure by the Buyer to make any Election and

          (iv) all liability for reasonable legal fees and other third-party expenses for any item attributable to any item in clause (i), (ii) or (iii).

          (c) Payment of any amount due under this Section 8.1 shall be made within thirty days following written notice by the other party that payment of such amounts to the appropriate taxing authority is due. In the case of a Tax that is contested in accordance with the provisions of Section 8.2, payment of Tax to the appropriate taxing authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court.

          (d) For purposes of this Section 8.1, whenever it is necessary to determine the liability for Taxes of the Company and the Company Subsidiaries for a portion of a Straddle Period:

               (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, such Tax shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period or Post-Closing Tax Period, as applicable, and the denominator of which is the number of days in the entire Straddle Period; and

               (ii) all other Taxes for the Pre-Closing Period or Post-Closing Period, as the case may be, shall be determined by assuming that for purposes of the Pre-Closing Period, the Company and the Company Subsidiaries had a taxable year or period that ended at the close of the Closing Date and for purposes of the Post-Closing Period, the Company and the Company Subsidiaries had a taxable year or period that began at the beginning of the day after the Closing Date.

          SECTION 8.2. Procedures Relating to Indemnification of Tax Claims.

          (a) If an audit, investigation or similar proceeding with respect to Tax matters shall be commenced, or a claim shall be made, by any taxing authority, which might result in an indemnity payment pursuant to Section 8.1, the party receiving notice of such audit, investigation, similar proceeding or claim shall promptly notify the other party in writing of such audit, investigation, similar proceeding or claim (a "Tax Proceeding"); provided, however, that failure to give such notice shall not affect the indemnification obligations under Section 8.1 unless such failure materially prejudices the indemnifying party.

          (b) With respect to any Tax Proceeding which might result in an indemnity payment pursuant to Section 8.1(a), the Seller shall have the right to control all proceedings taken in connection with such Tax Proceeding (including selection of counsel) and, without limiting the foregoing, may with the consent of the other party (which consent shall not be unreasonably withheld) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Proceeding in any permissible manner. The Buyer shall be entitled to participate in all proceedings with respect to any such Tax Proceeding (at its expense) and to employ counsel of its choice for such purpose.

          (c) With respect to any Tax Proceeding which might result in an indemnity payment pursuant to Section 8.1(b), the Buyer shall have the right to control all proceedings taken in connection with such Tax Proceeding (including selection of counsel) and, without limiting the foregoing, may with the consent of the other party (which consent shall not be unreasonably withheld) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Proceeding in any permissible manner. The Seller shall be entitled to participate in all proceedings with respect to any such Tax Proceeding (at its expense) and to employ counsel of its choice for such purpose.

          (d) The Seller and the Buyer shall each provide the other (and, in the case of the Buyer, shall cause the Company or Company Subsidiaries, as appropriate, to provide the Seller) with copies of all material documents with respect to the aforementioned Tax Proceedings. Notwithstanding the foregoing, the Buyer and the Seller shall jointly control all proceedings taken in connection with (i) any Tax Proceeding relating solely to Taxes for a Straddle Period and (ii) any Tax Proceeding which might result in both an indemnity payment pursuant to Section 8.1(a) and an indemnity payment pursuant to
Section 8.1(b). In no case shall any party settle or otherwise compromise any Tax Proceeding without the other party's prior written consent (which consent may not be unreasonably withheld).

          (e) The Buyer, the Company and the Company Subsidiaries, on the one hand, and the Seller, on the other hand, shall cooperate with each other in contesting any Tax Proceeding, which cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding and, in the case of the Buyer, causing the Company and the Company Subsidiaries to so cooperate.

          SECTION 8.3. Adjustment to Purchase Price. The parties agree to treat all payments made under this Article VIII and under any other indemnity provisions contained in this Agreement as adjustments to the Purchase Price for Tax purposes, unless otherwise required by Law.

          SECTION 8.4. Filing of Tax Returns.

          (a) Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared, and the Buyer shall timely file or cause to be timely filed, all Tax Returns (including all amended Tax Returns) that are required to be filed for or with respect to the Company and each Company Subsidiary for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of the Seller will include the operations of the Company and the Company Subsidiaries. Such
Tax Returns shall be prepared in a manner consistent with prior practice, except to the extent required by GAAP or applicable Law. The Seller will allow the Buyer an opportunity to review and comment upon any such Tax Returns (including any amended returns). The Seller shall reimburse within fifteen days after payment by Buyer or the Company or the Company Subsidiaries of such Taxes. Such Tax Returns shall be prepared in a manner consistent with prior practice except to the extent required by GAAP or applicable Law.

          (b) Returns for Periods through the Closing Date. The Seller will include the income of the Company and the Company Subsidiaries (including any deferred income triggered into income by Treasury Regulation ss. 1.1502-13 and ss. 1.1502-14 and any income, gain, loss, deduction or other tax item resulting from the Elections (as described in Section 8.9(a)) on the Seller's consolidated unitary, combined or other income Tax Returns for all periods through the Closing Date and pay any income tax attributable to such income. The Buyer shall cause the Company and the Company Subsidiaries to furnish Tax information to the Seller for inclusion in the Seller's consolidated unitary, combined or other income Tax Return for the period which includes the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries. The Seller will allow the Buyer an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Company and the Company Subsidiaries. The Seller will take no position on such returns that relate to the Company and the Company Subsidiaries that is inconsistent with prior practice and that would adversely affect the Company and the Company Subsidiaries after the Closing Date. The income of the Company and the Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and the Company Subsidiaries as of the end of the Closing Date.

          (c) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for or with respect to the Company and each Company Subsidiary that are required to be filed for Taxable Periods which are Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with prior practice except to the extent required by GAAP or by applicable Law. The Buyer will allow the Seller an opportunity to review and comment upon any such Straddle Period Tax Return (including any amended return). If the Seller objects to the treatment of any item on any such Tax Return or to any amount owed to or by the Seller with respect to any Straddle Period Taxes, the Seller shall, as promptly as practicable, notify the Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Seller and the Buyer shall negotiate in good faith to resolve their disagreement. If the Seller and the Buyer have not resolved their disagreement within five Business Days after receipt by Buyer of such notice, they shall refer the matter for resolution to a mutually acceptable nationally recognized independent accounting firm, the decision of which shall be binding on the Seller and the Buyer. The costs, fees and expenses of the accounting firm shall be borne by (i) the Seller if the net resolution of the disputed items favors the Buyer, (ii) the Buyer if the net resolution of the disputed items favors the Seller and (iii) otherwise equally by the Buyer and the Seller. The Seller shall pay to the Buyer within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the Pre-Closing Tax Period, including any income or gain resulting from the Elections; provided, however, that if the Seller has delivered a notice of objection in respect of any item on the Tax Return or to any amount owed to or by the Seller with respect to any Straddle Period Taxes, and such disagreement is not resolved prior to the filing of the Tax Return, the Seller shall not be required to pay any amount to the Buyer in respect of such disputed item until the dispute has been resolved either by agreement of the parties or by the above-described independent accounting firm. For purposes of this Section 8.4(c), the portion of any such Tax that relates to the Pre-Closing Tax Period shall be determined as prescribed in Section 8.1(d).

          SECTION 8.5. Cooperation on Tax Matters. The Seller, the Company, the Company Subsidiaries and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including providing powers of attorney, maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller agree to retain (and, in the case of the Buyer, to cause the Company and each Company Subsidiary to retain) all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods.

          SECTION 8.6. Certain Taxes and Fees. All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the transactions contemplated by this Agreement, shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

          SECTION 8.7. Carrybacks. The Seller will immediately pay to the Buyer the value of any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Company or the Company Subsidiaries into the Seller's combined or unitary Tax Return, when such refund or reduction is realized by the Seller's group. The Seller will cooperate with the Company and the Company Subsidiaries in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. The Buyer agrees to indemnify the Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise. In computing the value of any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Company or the Company Subsidiaries, the Seller and its Subsidiaries shall be deemed to recognize all other items of gross income, gain, loss, deduction and credit before recognizing any post-acquisition Tax attribute carried back. Notwithstanding the foregoing, the Buyer shall use its best efforts to waive all carryback periods.

          SECTION 8.8. Refunds and Credits. Any Tax refund and any amounts credited against Tax that are actually realized by or with respect to the Company or a Company Subsidiary that relate to Tax periods prior to Closing shall be for the account of the Seller, and the Buyer shall pay over to the Seller the net amount of any such refund or credit within thirty days after receipt of such refund or utilization of such credit.

          SECTION 8.9. Allocation of Purchase Price; Section 338(h)(10)
Elections.

          (a) With respect to the Seller's sale of the Interests to the Buyer and, indirectly, the sale of all of the outstanding equity interests (the "Shares") of each of the Company Subsidiaries to the Buyer, the Seller and the Buyer shall jointly make in respect of each Company Subsidiary a timely and irrevocable election under section 338(h)(10) of the Code (and any corresponding election under state and local Tax law) (collectively, the "Elections"). The Seller shall reasonably cooperate with the Buyer to take all actions necessary and appropriate (including, timely preparing and filing such additional forms, Tax Returns, elections, schedules and other documents separately or jointly with the Buyer) as may be required to effect and preserve timely Elections in accordance with section 338(h)(10) of the Code, and the regulations promulgated thereunder, and any corresponding provisions of state, local or foreign Tax Law. The Seller, the Buyer, the Company and the Company Subsidiaries shall report the purchase by the Buyer of the Shares in a manner consistent with the Elections and shall take no position inconsistent therewith in any Tax Return or Tax audit or otherwise.

          (b) To the extent possible, the Buyer, the Seller, the Company and the Company Subsidiaries shall execute at the Closing any and all forms necessary to effectuate the Elections (including IRS Form 8023 and, as applicable, appropriate forms required pursuant to state or local Tax Law) with respect to the purchase and sale of the Shares. In the event, however, any such form or forms are not executed at the Closing, the Buyer, the Seller, the Company and the Company Subsidiaries shall prepare and complete each such form no later than 15 days prior to the date such form is required to be filed. The Buyer, the Seller, the Company and the Company Subsidiaries shall each cause the forms to be duly executed by an authorized person for the Buyer, the Seller, the Company and the Company Subsidiaries in each case, and shall duly and timely file the forms in accordance with applicable tax laws and the terms of this Agreement.

          (c) As soon as practicable after the Closing Date, the Seller and the Buyer shall agree upon (i) the allocation of the Purchase Price among the assets of the Company (the "Purchase Price Allocation") and (ii) the fair market value of the assets of each Company Subsidiary and the allocation of the deemed sales price of the assets of each such Company Subsidiary resulting from the Elections (as required pursuant to section 338(h)(10) of the Code and the regulations promulgated thereunder and any comparable provisions of state or local law, as appropriate) among such assets (the "Section 338 Allocation" and, collectively with the Purchase Price Allocation, the "Allocations"). Such Allocations shall be set forth on a schedule to be prepared jointly by the Buyer and the Seller within 135 days of the Closing. If during such period the Buyer and the Seller cannot agree on such Allocations, such dispute shall be submitted to a mutually acceptable nationally recognized accounting firm. If an Allocation is submitted to such accounting firm, it shall be adjusted to reflect all agreed upon changes and the resolution of all disputed items by the accounting firm (such allocation as adjusted either as a result of negotiation between the parties or as a result of the accounting firm's decision). The Buyer, the Seller and the Company Subsidiaries (A) shall be bound by, (B) shall file all Tax Returns on a basis consistent with, and (C) shall take no position in any Tax Return or Tax audit or otherwise which is inconsistent with the Allocations.

          SECTION 8.10. Tax Sharing Agreements. Any tax sharing agreement between the Seller and any of the Company and the Company Subsidiaries is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                                  ARTICLE IX
              CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING

          SECTION 9.1. Conditions Precedent to Each Party's Obligations to Close. The respective obligations of each party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

          (a) no Action shall be pending or threatened by any United States or state Governmental Authority, and no United States or state Governmental Authority shall have issued any injunction, judgment or order, which shall remain in effect, that would (i) prevent consummation of the sale of the Interests, (ii) prohibit or limit in any material respect Buyer's ability to exercise ownership of the Interests or (iii) materially adversely affect Buyer's right to own the assets or operate the business of the Company and the Company Subsidiaries; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, judgment or order vacated or reversed;

          (b) all applicable waiting periods under the HSR Act shall have expired or been terminated, and neither the Federal Trade Commission nor the U.S. Department of Justice shall have instituted, or threatened to institute, either before or after the expiration of such waiting period, a proceeding concerning this Agreement or the consummation of the transactions contemplated hereby; and

          (c) the parties, the Company and the Company Subsidiaries shall have received all other authorizations, consents and approvals of Governmental Authorities referred to in Section 3.3, Section 4.3 and Section 5.4.

          SECTION 9.2. Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

          (a) there shall have occurred no Material Adverse Change with respect to the Company or any Company Subsidiary Group;

          (b) the representations and warranties of the Seller contained in
Article III and Article V that are qualified by materiality shall be true and correct in all respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and the representations and warranties of the Seller contained in Article III and
Article V that are not qualified by materiality shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

          (c) the Seller shall have performed, in all material respects, all obligations and complied with all covenants contained herein that are necessary to be performed or complied with by it at or before Closing;

          (d) the Buyer shall have received certificates from authorized officers of the Seller certifying the satisfaction of all the conditions set forth in Section 9.1 and of the conditions set forth in clauses (a), (b) and
(c) of this Section 9.2;

          (e) the Buyer shall have received certificates from authorized officers of the Seller certifying that the Seller, the Company and the Company Subsidiaries have received all other authorizations, consents and approvals of the third parties identified on Schedule 3.3(B) and Schedule 5.4(B);

          (f) the Buyer shall have received the resignations (effective as of the Closing Date) of all of the directors and all the officers of the Company and the Company Subsidiaries who are also officers of the Seller or any of its Subsidiaries (other than the Company or a Company Subsidiary);

          (g) the Buyer shall have received true and correct copies of the promissory notes listed on Schedule 2.2;

          (h) the Buyer shall have received from Ropes & Gray, counsel to the Seller, an opinion in form and substance reasonably satisfactory to the Buyer, addressed to the Buyer, and dated as of the Closing Date;

          (i) the Buyer shall have received from Richards, Layton & Finger, special Delaware counsel to the Seller, an opinion in form and substance reasonably satisfactory to the Buyer, addressed to the Buyer, and dated as of the Closing Date;

          (j) the Buyer shall have received from William George, general counsel to the Seller, an opinion in form and substance reasonably satisfactory to the Buyer, addressed to the Buyer, and dated as of the Closing Date;

          (k) the Buyer shall have received from the Seller an executed Transition Services Agreement dated as of the Closing Date;

          (l) the Buyer shall have received from the Seller a certificate in form and substance reasonably satisfactory to the Buyer, duly executed and acknowledged, certifying that the transaction contemplated by this agreement is exempt from withholding under section 1445 of the Code;

          (m) the Buyer shall have received from the Seller evidence of (i) the release of liens granted by the Seller and its Subsidiaries to the lenders under the Seller's senior credit facility in respect of the capital stock or other equity interests and assets of the Company and the Company Subsidiaries and (ii) the termination of the security interests listed on Schedule 9.2(m);

          (n) the Buyer shall have received from the Seller evidence of the terminations and releases (effective as of the Closing Date) described in
Section 6.11;

          (o) the Buyer shall have received evidence of the written authorizations and confirmations described in Section 6.12; and

          (p) all actions, corporate or other, to be taken by the Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer and the Buyer's counsel.

          SECTION 9.3. Conditions Precedent to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

          (a) the representations and warranties of the Buyer contained in
Article IV that are qualified by materiality shall be true and correct in all respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and the representations and warranties of the Buyer contained in Article IV that are not qualified by materiality shall be true and correct in all respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

          (b) the Buyer shall have performed, in all material respects, all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it at or before Closing;

          (c) the Seller shall have received a certificate from an authorized officer of Buyer certifying the satisfaction of the conditions set forth in
Section 9.1 and of the conditions set forth in clauses (a) and (b) of this
Section 9.3; and

          (d) all actions, corporate or other, to be taken by the Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Seller and its counsel.

                                  ARTICLE X
                              REMEDIES FOR BREACH

          SECTION 10.1. Limitation on and Survival of Representations and Warranties.

          (a) All representations and warranties contained in this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall survive the Closing for a period of two years beginning on the Closing Date, but not longer; provided, however, that the representations and warranties contained in Section 5.15 (Employee Benefits),
Section 5.17 (Taxes) and Section 5.20 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations for the matter giving rise to a claim hereunder and the representation and warranties contained in Section 3.1 (Organization of Seller; Ownership of the Interests),
Section 5.1 (Organization; Capitalization of the Company) and Section 5.3 (Subsidiaries) shall survive indefinitely. In order to seek a remedy pursuant to this Article X, in respect of a breach of representation or warranty, the Person seeking such remedy shall, within the prescribed period, give written notice to the party against whom indemnification is sought, which notice shall describe in reasonable detail such breach or claim. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.

          (b) All covenants and agreements of the parties shall continue in full force and effect in accordance with their respective terms and thereafter until the expiration of the applicable statute of limitations.

          SECTION 10.2. Indemnification by Seller.

          (a) Subject to the provisions of Article VIII and the limitations set forth in Section 10.1 and Section 10.4, the Seller hereby agrees to indemnify and hold the Buyer and its directors, officers, employees, stockholders and Affiliates (collectively, the "Buyer Indemnified Parties") harmless from and against any and all Losses imposed upon or incurred by the Buyer Indemnified Party (any of such Losses by Buyer Indemnified Parties, a "Buyer Claim") as a result of or in connection with any of the following:

               (i) any inaccuracy or breach of a representation or warranty as of the date hereof or as of the Closing Date (except with respect to Section 5.17 which is provided for pursuant to Section 8.1(a)) made by the Seller in this Agreement or in any certificate delivered pursuant hereto; provided, however, that for purposes of this provision, with respect to any representation or warranty that is qualified by materiality, Material Adverse Effect or knowledge, a breach of such representation or warranty shall be deemed to occur if there would have been a breach of such representation or warranty absent such qualification;

               (ii) the breach, or default in the performance by the Seller, of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement or the Transition Services Agreement;

               (iii) any Losses resulting from any third party claims or Actions or any other conditions (including, but not limited to, taxes, environmental conditions, litigation, product and service warranty and liability matters and employment-related matters) to the extent such Losses relate to an act, event or condition occurring or existing at or prior to the Closing Date; provided, however, that any Liability that is covered by the Purchase Price adjustment provisions of Section 2.5 shall not give rise to any indemnification obligation under this Section 10.2(a)(iii) to the extent such Liability is covered by the adjustment provisions of
          Section 2.5; provided, further, that indemnification rights under this Section 10.2(a)(iii) shall survive the Closing for a period of two years beginning on the Closing Date, but not longer, except with respect to indemnification rights for any third party claims or Actions or environmental conditions which shall survive indefinitely;

               (iv) any Losses resulting from violations of plumbing licensing requirements;

               (v) (A) any Losses in connection with any Company Plan that is not a Transferred Company Plan, (B) any Losses in connection with a Transferred Company Plan to the extent such Losses arise from an act, event or condition occurring or existing at or prior to the Closing Date, except for employment agreements with respect to which Losses arise from an act, event or condition occurring after the Closing Date (C) any Losses resulting from the failure to file GUST amendments that were required to be filed on or before February 28, 2002 and (D) any Losses resulting from the participation in employment benefit plans pursuant to a collective bargaining agreement or any other agreement with any labor union or association by employees who are not members of any labor union, association or other representative of employees during periods at or prior to the Closing Date;

               (vi) any Losses (A) resulting from third party claims or Actions that would have been covered by any type of insurance to the extent such claim or Action is not covered as a result of denials of coverage or inadequate insurance coverage, (B) resulting from deductibles, retrospectively rated insurance policies, self-insured retentions, risk-retention groups or other similar arrangements or
          (C) resulting from claims incurred on or prior to the Closing Date (whether or not reported) by Company Employees and not paid on or prior to the Closing Date with respect to any life insurance, health, medical, dental, disability or other similar welfare plan, agreement, program, policy or other arrangement;

               (vii) any Losses resulting from the failure to hold a sufficient, valid and enforceable license to use any Intellectual Property used in the business of any Company Subsidiary as currently conducted or that has been used in such business at any time prior to the Closing, including but not limited to any remediation costs, which, to the extent that is commercially reasonable, shall be the cost of obtaining a license of the currently available version of such Intellectual Property; and

               (viii) any Losses relating to the failure to collect in the aggregate the full amount of the Receivables outstanding as of the Closing Date (other than the Scheduled Amounts) (net of the allowance for doubtful accounts set forth on the Most Recent Balance Sheet) within 14 months after the Closing Date (provided that each Company Subsidiary has used its commercially reasonable efforts to collect such Receivables). Notwithstanding the foregoing, the first parenthetical to this subparagraph (viii) shall not apply to any amount set forth on Schedule 5.19(a) to the extent (A) such amount has been included as accounts receivable in the calculation of assets for determining Closing Net Asset Value and (B) there has not been included as billings in excess of costs in respect of such amount an equal or greater number in the calculation of liabilities for determining Closing Net Asset Value.

               (b) Promptly after receipt by a Buyer Indemnified Party of notice of the commencement of an Action or other event giving rise to a Buyer Claim with respect to which such Buyer Indemnified Party is entitled to indemnification under this Section 10.2, such Buyer Indemnified Party shall notify (the "Buyer Claim Notice") the Seller in writing of the commencement of such Action or the assertion of such Buyer Claim; provided, however, that if such Buyer Claim Notice is given within the period prescribed in Section 10.1, then the failure to give such Buyer Claim Notice promptly shall not affect the right to indemnification hereunder except to the extent of actual prejudice to the Seller. The Seller shall have the option, and shall notify such Buyer Indemnified Party in writing within 20 Business Days after the date of the Buyer Claim Notice of its election, either (i) to participate (at the expense of the Seller) in the defense of such Action or Buyer Claim (in which case the defense of such Action or Buyer Claim shall be controlled by such Buyer Indemnified Party) or (ii) to take charge of and control the defense of such Action or Buyer Claim (at the expense of the Seller) with counsel reasonably acceptable to such Buyer Indemnified Party; provided, however, that the Seller shall not be entitled to control any Buyer Claim already covered by insurance or relating to construction, warranty or service disputes, except for a contractual dispute with a customer with whom a Company Subsidiary does not have a material ongoing relationship. Any such construction, warranty or service disputes shall be handled by the Buyer and its counsel at the expense of the Seller; provided, however, that the Buyer and its counsel shall act in a manner consistent with a duty to protect the Seller's interests as if they were the Buyer's own interests and shall keep the Seller reasonably informed of the status of any such disputes. If the Seller fails to notify such Buyer Indemnified Party of its election within the applicable response period, then the Seller shall be deemed to have elected not to control the defense of such Action or Buyer Claim. If the Seller elects to assume the defense of such Action or Buyer Claim, the Buyer Indemnified Party shall have the right to employ separate counsel and participate in the defense of such Action or Buyer Claim, but the fees and expenses of such counsel shall be at the expense of such Buyer

          Indemnified Party unless (A) the named parties in such Action or Buyer Claim (including any impleaded parties) include both such Buyer Indemnified Party and the Seller, and such Buyer Indemnified Party shall have been reasonably advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Seller, (B) such Buyer Indemnified Party has been reasonably advised by counsel that representation by the Seller is inappropriate in light of an actual or potential conflict of interest between them, or (C) such Buyer Indemnified Party has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Buyer Claims, the Maximum Indemnity Amount (in which case, the Seller shall not have the right to control the defense of such Action or Buyer Claim on behalf of such Buyer Indemnified Party, it being understood, however, that the Seller shall not, in connection with such Action or Buyer Claim, be liable for the fees and expenses of more than one such separate firm of attorneys (in addition to any local counsel) and that all such fees and expenses shall be reimbursed as they are incurred).

          (c) If the Seller does not control the defense of any Action or Buyer Claim, then the Buyer Indemnified Party may settle such Action or Buyer Claim only with the written consent of the Seller (not to be unreasonably withheld or delayed). If the Seller elects to control the defense of any Action or Buyer Claim, then it will not consent to the entry of judgment or compromise or settle such Action or Buyer Claim without the consent of the Buyer Indemnified Party (not to be unreasonably withheld or delayed).

          SECTION 10.3. Indemnification by Buyer.

          (a) Subject to the limitations set forth in Sections 10.1 and 10.4, the Buyer hereby agrees to indemnify and hold the Seller and its directors, officers, employees, stockholders and Affiliates (collectively, the "Seller Indemnified Parties") harmless from and against any and all Losses imposed upon or incurred by the Seller Indemnified Parties (any of such Losses by Seller Indemnified Parties, a "Seller Claim") as a result of or in connection with any of the following:

               (i) any inaccuracy or breach of a representation or warranty as of the date hereof or as of the Closing Date made by the Buyer in this Agreement or in any certificate delivered pursuant hereto; provided that for purposes of this provision, with respect to any representation or warranty that is qualified by materiality, Material Adverse Effect or knowledge, a breach of such representation or warranty shall be deemed to occur if there would have been a breach of such representation or warranty absent such qualification; and

               (ii) the breach of, or default in the performance by the Buyer, of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement or the Transition Services Agreement;

               (iii) any Losses resulting from the Seller's obligations to indemnify any surety company in respect of claims made by reason of the acts or omissions of a Company Subsidiary to the extent such act or omission solely relates to an act, event or condition occurring after the Closing Date; and

               (iv) the guarantees of the Seller listed on Schedule 10.3(a)(iv) to the extent each such Loss relates to an act, event or condition occurring after the Closing Date.

          (b) Promptly after receipt by a Seller Indemnified Party of notice of the commencement of an Action or other event giving rise to a Seller Claim with respect to which the Seller Indemnified Party is entitled to indemnification under this Section 10.3, such Seller Indemnified Party receiving such notice shall notify (the "Seller Claim Notice") the Buyer in writing of the commencement of such Action or the assertion of such Seller Claim; provided, however, that if such Seller Claim Notice is given within the period prescribed in Section 10.1, then the failure to give such Seller Claim Notice promptly shall not affect the right to indemnification hereunder except to the extent of actual prejudice to the Buyer. The Buyer shall have the option, and shall notify such Seller Indemnified Party in writing within 20 Business Days after the date of the Seller Claim Notice of its election, either (i) to participate (at the expense of the Buyer) in the defense of the Action or Seller Claim (in which case the defense of such Action or Seller Claim shall be controlled by such Seller Indemnified Party) or (ii) to take charge of and control defense of such Action or Seller Claim (at the expense of the Buyer) with counsel reasonably acceptable to such Seller Indemnified Party. If the Buyer fails to notify such Seller Indemnified Party of its election within the applicable response period, then the Buyer shall be deemed to have elected not to control the defense of such Action or Seller Claim. If the Buyer elects to assume the defense of such Action or Seller Claim, such Seller Indemnified Party shall have the right to employ separate counsel and participate in the defense of any such Action or Seller Claim, but the fees and expenses of such counsel shall be at the expense of such Seller Indemnified Party unless (A) the named parties in such Action or Seller Claim (including any impleaded parties) include both such Seller Indemnified Party and the Buyer, and such Seller Indemnified Party shall have been reasonably advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Buyer,
(B) the Seller Indemnified Party has been reasonably advised by counsel that representation by the Buyer is inappropriate in light of an actual or potential conflict of interest between them, or (C) such Seller Indemnified Party has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Seller Claims, the Maximum Indemnity Amount (in which case, the Buyer shall not have the right to assume the defense of such Action or Seller Claim on behalf of such Seller Indemnified Party, it being understood, however, that the Buyer shall not, in connection with such Action or Seller Claim be liable for the fees and expenses of more than one such separate firm of attorneys (in addition to any local counsel) and that such fees and expenses shall be reimbursed as they are incurred).

          (c) If the Buyer does not control the defense of any Action or Seller Claim, then the Seller Indemnified Party may settle such Action or Seller Claim only with the written consent of Buyer (not to be unreasonably withheld or delayed). If the Buyer elects to control the defense of any Action or Seller Claim, then it will not consent to the entry of judgment or compromise or settle such Action or Seller Claim without the consent of the Seller Indemnified Party (not to be unreasonably withheld or delayed).

          SECTION 10.4. Limitation of Liability. Notwithstanding the foregoing, (a) the Seller shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to Section

10.2(a)(i) or 10.2(a)(iii), and Buyer shall not be obligated to indemnify the Seller Indemnified Parties pursuant to Section 10.3(a)(i), in each case, unless and until (i) except as otherwise set forth in clause (ii) below, the amount of all Losses incurred by the Buyer Indemnified Parties, or by the Seller Indemnified Parties, as the case may be, exceeds $1,000,000 in the aggregate (the "Basket"), in which event the party seeking indemnity may recover all Losses incurred in excess of the Basket from the first dollar above the Basket, and (ii) with respect only to Losses incurred by any Buyer Indemnified Party in connection with a breach of the representations and warranties set forth in Section 5.19(a) or the related indemnification set forth in Section 10.3(a)(viii), the amount of such Losses exceeds $1,000,000 in the aggregate (the "Receivables Basket"), such Receivables Basket not to be aggregated with the Basket, in which event the Buyer Indemnified Party may recover all Losses incurred in excess of the Receivables Basket from the first dollar above the Receivables Basket, subject to Section 10.5, and the Seller acknowledges and agrees that any accounts receivable not collected within 14 months of its creation shall be deemed "uncollectible" for purposes of the indemnification provisions of this Agreement; and (b) the Seller's maximum liability for Losses under Sections 10.2(a)(i) and 10.2(a)(iii) and Buyer's maximum liability for Losses under Section 10.3(a)(i) shall be, in each case, an amount equal to the Purchase Price (the "Maximum Indemnity Amount"). The parties hereto acknowledge and agree that this Section 10.4 shall not apply to indemnification obligations of the Seller pursuant to Section 8.1(a), 10.2(a)(ii), 10.2(a)(iv), 10.2(a)(v), 10.2(a)(vi) or 10(a)(vii) hereof, or the indemnification obligations of the Buyer pursuant to Section 8.1(b), 10.3(a)(ii), 10.3(a)(iii) or 10.3(a)(iv), each of which shall be without deduction or limitation.

          SECTION 10.5. Certain Indemnification Matters With Respect to Receivables.

          (a) The Buyer agrees to provide updates for the periods ended September 30, 2002 and April 30, 2003, within 45 days after each such period, as to (i) the aggregate amount of the Receivables which have not been collected, (ii) the status of each unpaid Receivable in excess of $50,000 and
(iii) to the Buyer's best knowledge, the creditworthiness of any account debtor owing any such unpaid Receivable in excess of $50,000; provided, however, that any failure by the Buyer to deliver such updates in a timely manner shall not affect the Buyer's right to indemnification for Receivables under this Article X except to the extent of actual prejudice to the Seller.

          (b) With respect to the indemnification provisions of Section 10.2(a)(viii) and Section 10.4(a)(ii), the parties agree as follows:

          (i) to the extent a Buyer Indemnified Party collects Receivables that had been written off by the Seller prior to the Closing Date, such Buyer Indemnified Party shall credit such Receivables against any indemnification amounts owed by the Seller to the Buyer Indemnified Parties;

          (ii) to the extent a Buyer Indemnified Party receives payment in respect of indemnification for Receivables, such Buyer Indemnified Party shall assign to the Seller all rights to such Receivables, as well as any associated liens; and

          (iii) to the extent a Buyer Indemnified Party collects Receivables for which the Seller has previously indemnified such Buyer Indemnified Party, such Buyer Indemnified Party shall remit such proceeds to the Seller.

          SECTION 10.6. Exclusive Remedy. After the Closing, the parties' sole and exclusive recourse against each other for any Loss or claim of Losses arising out of or relating to any breach of any representation, warranty or covenant in this Agreement, except for any claim of fraud, shall be expressly limited to the provisions of this Article X and Sections 8.1(a) and 8.1(b). The Seller shall not have any right of contribution from the Company or any Company Subsidiary with respect to any Loss claimed by the Buyer. The Seller hereby agrees that it will not make any claim for indemnification against any of the Company or the Company Subsidiaries by reason of the fact that it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

                                  ARTICLE XI
                                  TERMINATION

          SECTION 11.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing, only as follows:

          (a) by mutual written consent of the Buyer and the Seller at any time prior to the Closing;

          (b) by the Buyer, upon written notice to the Seller at any time prior to the Closing, in the event that the Seller has breached any representation, warranty, or covenant contained in this Agreement that would cause the provisions of Section 9.2 not to be satisfied, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

          (c) by the Seller, upon written notice to the Buyer at any time prior to the Closing, in the event that the Buyer has breached any representation, warranty, or covenant contained in this Agreement that would cause the provisions of Section 9.3 not to be satisfied, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

          (d) by the Buyer or the Seller, upon written notice to the other party at any time prior to the Closing, if the Closing Date shall not have occurred on or before June 30, 2002;

provided, however, that the right to terminate this Agreement under this
Section 11.1(d) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date;

          (e) by the Buyer or the Seller, upon written notice to the other party at any time prior to the Closing, if any court of competent jurisdiction in the United States or any other Governmental Authority in the United States shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or has resulted in, such order, decree, ruling or other action; or

          (f) by the Buyer, in the event that the Seller fails to satisfy the requirements of Section 6.10 by April 1, 2002; provided that, in the event the Seller fails to satisfy the requirements of Section 6.10 by April 1, 2002, and this Agreement is not terminated under this Section 11.1(f), the parties agree that the Target Net Asset Value shall be increased by an amount equal to the consolidated earnings of the Company and the Company Subsidiaries for the period from March 1, 2002 through the Closing Date.

          SECTION 11.2. Effect of Termination. If this Agreement is terminated pursuant to Section 11.1(a), (e) or (f) and the transactions contemplated by this Agreement are not consummated, all rights and obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, the obligations contained in this Section 11.2, the publicity provisions contained in Section 6.5, the confidentiality provisions contained in Section 6.6, and the expenses provision contained in Section 12.2 of this Agreement shall survive any such termination; provided, further, that no termination shall relieve any party from liability for any breach of this Agreement.

                                 ARTICLE XII
                                 MISCELLANEOUS

          SECTION 12.1. Entire Agreement. Except as set forth in Section 6.6 hereof, this Agreement and the schedules and exhibits hereto and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, with respect to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein; provided, however, that the Confidentiality Agreement between the parties shall survive execution and delivery of this Agreement. No waiver hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising as a result of such prior or subsequent occurrence.

          SECTION 12.2. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. The Seller agrees that none of the Company or the Company Subsidiaries has borne or will bear the Seller's costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby, except in connection with the conduct of due diligence investigations by the Buyer prior to the date hereof.

          SECTION 12.3. Governing Law; Submission to Jurisdiction.

          (a) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

          (b) Each of the parties submits to the jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party appoints CT Corporation (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served at the address and in the manner provided for the giving of notices in Section 12.5 or (ii) to the party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 12.5. Nothing in this Section 12.3, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

          SECTION 12.4. Assignment. This Agreement and each party's rights hereunder may not be assigned without the prior written consent of the other party, except that the Buyer may (a) assign any or all of its rights and obligations hereunder to one or more Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder; provided, however, that in any or all of such cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

          SECTION 12.5. Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when received via telecopy or other electronic transmission, in all cases addressed to the Person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 12.5.

         If to the Seller:              Comfort Systems USA, Inc.
                                        777 Post Oak Boulevard
                                        Suite 500
                                        Houston, Texas 77056
                                        Attention:  General Counsel
                                        Facsimile:  (713) 830-9659


                  with a copy to:       Ropes & Gray
                                        One International Place
                                        Boston, Massachusetts 02110
                                        Attention:  Collin J. Beecroft, Esq.
                                        Facsimile:  (617) 951-7050


         If to the Buyer:               c/o EMCOR Group, Inc.
                                        101 Merritt Seven, 7th Floor
                                        Norwalk, Connecticut 06851
                                        Attention:  Sheldon I. Cammaker
                                                    Executive Vice President
                                                    and General Counsel
                                        Facsimile:  (203) 849-7830


                  with a copy to:       Simpson Thacher & Bartlett
                                        425 Lexington Avenue
                                        New York, New York 10017
                                        Attention:  Alan G. Schwartz, Esq.
                                        Facsimile:  (212) 455-2502

          SECTION 12.6. Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          SECTION 12.7. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The article and section headings in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 12.8. Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 12.3), in addition to any other remedy to which they may be entitled, at law or in equity.

          SECTION 12.9. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, Employee Benefit Plans or other understandings or arrangements shall refer to oral as well as written matters. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

          SECTION 12.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          SECTION 12.11. No Third Parties; No Reliance. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and the Seller and the Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Seller and the Buyer contained in this Agreement, other than the rights of the Buyer Indemnified Parties and Seller Indemnified Parties set forth in Article X (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

          SECTION 12.12. Incorporation of Exhibits, Annexes and Schedules. The exhibits, annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed as of the day and year first above written.



                                 COMFORT SYSTEMS USA, INC.


                                 By: /s/ William George
                                     --------------------------------------
                                     Name:    William George
                                     Title:   Senior Vice President




                                 EMCOR-CSI HOLDING CO.


                                 By: /s/ Sheldon I. Cammaker
                                     ---------------------------------------
                                     Name:    Sheldon I. Cammaker
                                     Title:   Executive Vice President

                                                                     EXHIBIT A

                                    FORM OF
                               ESCROW AGREEMENT

          This Escrow Agreement, dated as of March [__], 2002 (this "Agreement"), is made and entered into by and among Comfort Systems USA, Inc., a Delaware corporation ("Seller"), EMCOR-CSI Holding Co., a Delaware corporation ("Buyer"), and Bank One, National Association, as escrow agent (the "Agent").

                                  WITNESSETH:

          WHEREAS, the Seller and the Buyer are parties to a Purchase Agreement, dated as of February 11, 2002 (the "Purchase Agreement"); and

          WHEREAS, pursuant to Sections 2.2 and 2.6 of the Purchase Agreement, the Buyer and the Seller have agreed to deposit $2,500,000 (together with all interest and profits thereon and proceeds therefrom, the "Adjustment Escrow Amount") in an escrow account to be held in escrow during the period commencing on the Closing Date (as defined below) and expiring on the date on which payment of the Adjustment Amount (as defined below) is made in accordance with Sections 2.4 and 2.5 of the Purchase Agreement (such period, the "Adjustment Security Period"); and

          WHEREAS, pursuant to Sections 2.2 and 2.6 of the Purchase Agreement, the Buyer and the Seller have agreed to deposit $5,000,000 (together with all interest and profits thereon and proceeds therefrom, the "Indemnification Escrow Amount") in an escrow account to be held in escrow during the period commencing on the Closing Date and expiring 18 months after the Closing Date (such period, the "Indemnification Security Period"); and

          WHEREAS, the Agent is willing to act as escrow agent hereunder;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

          1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

          2. Appointment of Agent. The Agent is hereby appointed by each of the Seller and the Buyer to act as escrow agent hereunder. The Agent hereby accepts such appointment and agrees to hold and administer the Escrow Account (as defined below) in accordance with the terms and subject to the conditions set forth herein.

          3. Establishment of the Escrow Account. On the Closing Date, the Adjustment Escrow Amount and the Indemnification Escrow Amount (collectively, the "Escrow Funds") shall be deposited with the Agent in a separate escrow account (the "Escrow Account") as set forth in the Purchase Agreement. The parties hereto agree that the Agent is serving solely as escrow agent and does not, and will not, own or have any interest in the Escrow Funds, having only possession of the Escrow Funds. The parties hereto intend that the Escrow Account be treated for tax purposes as a grantor trust to which the [Seller/Buyer] has transferred the Escrow Funds. Accordingly, the parties hereto agree that for tax purposes they will treat the [Seller/Buyer] as the owner of the Escrow Funds.

          4. Investment of Escrow Funds. During the term of this Agreement, all or any portion of the Escrow Funds shall be invested and reinvested by the Agent, as directed in writing by the [Seller/Buyer], in (a) obligations that
(i) are issued by the United States government or any agency or instrumentality thereof and (ii) have a maturity of not more than three months; (b) obligations that (i) are issued by any state or municipality of the United States, (ii) have a maturity of not more than three months and
(iii) have one of the two highest rating grades by Moody's Investor Service, Inc. ("Moody's") or Standard & Poor's, a division of The McGraw Hill Companies, Inc. ("S&P"), (c) certificates of deposit that (i) are issued by any bank or trust company that has (A) debt obligation ratings in one of the two highest rating grades by Moody's or S&P and (B) a combined capital and surplus and undivided profits of not less than $100,000,000 and (ii) have a maturity of not more than three months; or (d) money market rate accounts with the Agent. The Agent shall liquidate all or any portion of the investments made with the Escrow Funds at such time and in such manner as the [Seller/Buyer] may direct in writing or, in the absence of any such direction, as the Agent, in its sole and absolute discretion, may elect, in each case in order to convert such investments into cash for application and distribution in accordance with this Agreement.

          5. Duration; Release of Escrow.

          (a) Release of Adjustment Escrow Amount

               (i) Except as provided in clauses (ii) and (iii) of this
          Section 5(a), the Agent shall hold the Adjustment Escrow Amount until the termination of the Adjustment Security Period.

               (ii) If the Agent shall be furnished with a copy of a determination pursuant to Section 2.5(d) of the Purchase Agreement (a "Determination") stating that the Independent Accountants have determined that (A) the Buyer's calculation of the Closing Net Asset Value or the Seller's calculation of the Closing Net Asset Value, as the case may be, more closely approximates the Net Asset Value as of the Closing Date and (B) such closer approximation of the Net Asset Value as of the Closing Date shall be deemed to be the Closing Net Asset Value for all purposes of the Purchase Agreement, shall be final, binding and conclusive on the Seller and the Buyer and shall be used in computing the Adjustment Amount, then the Agent shall subtract such Closing Net Asset Value from [$65,900,000](1) to determine the Adjustment Amount. If the Adjustment Amount is positive, then the Agent shall promptly, but in no event more than five Business Days after receipt by the Agent of the Determination, reduce the Adjustment Escrow Amount by an amount equal to the lesser of (1) the Adjustment Amount, together

_______________

(1) This number may be adjusted pursuant to Section 11.1(f) of the Purchase Agreement prior to execution of this Escrow Agreement.

          with interest thereon at the rate of 6% per annum from the Closing Date until the date on which the Adjustment Amount is paid, and (2) the Adjustment Escrow Amount, and pay such amount by wire transfer of immediately available funds to an account designated in writing by the Buyer. If the Adjustment Amount is negative, then the Agent shall promptly, but in no event more than five Business Days after receipt by the Agent of the Determination, release to the Seller the Adjustment Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Seller.

               (iii) If the Agent receives a notice of agreement ("Notice of Agreement") that is executed by the Buyer and the Seller with respect to the Adjustment Amount and directing the Agent to pay an amount stated therein to the Buyer or the Seller, as specified therein, then the Agent shall promptly, but in no event more than five Business Days after receipt by the Agent of such Notice of Agreement, reduce the Adjustment Escrow Amount by an amount equal to the lesser of (A) the amount stated in such Notice of Agreement and
          (B) the Adjustment Escrow Amount, and pay such amount by wire transfer of immediately available funds to an account designated in writing by the Buyer or the Seller, as the case may be.

               (iv) At the end of the Adjustment Security Period, the Agent shall release to the Seller any remaining Adjustment Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Seller.

               (b) Release of Indemnification Escrow Amount

               (i) Except as provided in clauses (ii) through (iv) of this
          Section 5(b), the Agent shall hold the Indemnification Escrow Amount until the termination of the Indemnification Security Period.

               (ii) If the Agent shall be furnished by the Buyer with a copy of an award (an "Award") in an action against the Seller by the Buyer made by any arbitrator, mediator or court of competent jurisdiction resulting from a claim for indemnification by the Buyer pursuant to Article X of the Purchase Agreement, then the Agent shall promptly, but in no event more than five Business Days after receipt by the Agent of such Award, reduce the Indemnification Escrow Amount by an amount equal to the lesser of (A) the amount stated in the Award and (B) the Indemnification Escrow Amount, and pay such amount by wire transfer of immediately available funds to an account designated in writing by the Buyer.

               (iii) If the Agent receives a Notice of Agreement that is executed by the Buyer and the Seller with respect to the payment of a claim for indemnification by the Buyer pursuant to Article X of the Purchase Agreement, then the Agent shall promptly, but in no event more than five Business Days after receipt by the Agent of such Notice of Agreement, reduce the Indemnification Escrow Amount by an amount equal to the lesser of (A) the amount stated in such Notice of Agreement and (B) the Indemnification Escrow Amount, and pay such amount by wire transfer of immediately available funds to an account designated in writing by the Buyer.

               (iv) At the end of the Indemnification Security Period, the Agent shall release to the Seller any remaining Indemnification Escrow Amount that is not necessary to satisfy any amounts with respect to any unresolved claim for indemnification under Article X of the Purchase Agreement made by the Buyer prior to the end of the Indemnification Security Period.

          (c) The Agent shall distribute any assets held by it pursuant to this Agreement in such manner and at such time or times as the Buyer and the Seller may, in writing, jointly direct.

          (d) The Buyer and the Seller agree to provide a termination notice to the Agent within five Business Days after the expiration of the Adjustment Security Period. The Buyer and the Seller agree to provide a termination notice to the Agent within five Business Days after the expiration of the Indemnification Security Period and, subject to any amount withheld pursuant to Section 5(b)(iv) above, the Agent shall, upon receipt of such termination notice, close the Escrow Account and release to the Seller any remaining amounts held in the Escrow Account by wire transfer of immediately available funds to an account designated in writing by the Seller.

          6. Limitation of Agent's Duties and Liability.

          (a) The duties and responsibilities of the Agent hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied.

          (b) The Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any document. The Agent shall have no duty to solicit any item which may be due it hereunder.

          (c) The Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Agent's willful misconduct or gross negligence was the primary cause of any loss to the Buyer or the Seller. The Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

          (d) The Buyer and the Seller hereby jointly and severally agree to indemnify the Agent for and to hold it harmless against any loss, liability or expense arising out of or in connection with this Agreement and the carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability, except in those cases where the Agent has been guilty of gross negligence or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

          (e) In the event the Agent is uncertain as to its duties or rights hereunder or receives instructions, claims or demands from any party hereto that, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in the Escrow Account until it is directed otherwise by a final order or judgment of a court of competent jurisdiction.

          (f) This Agreement shall not be deemed to create a fiduciary relationship between any of the parties hereto under state or federal law.

          (g) The Agent shall not be responsible in any manner for the validity or sufficiency of any property delivered hereunder, or for the value or collectability of any note or other instrument so delivered, or for any representations made or obligations assumed by any party other than the Agent.

          (h) The agreements set forth in this Section 6 shall survive the termination of this Agreement, a resignation of the Agent and the release of all property and the payment of any and all amounts hereunder.

          7. Agent Expenses. All fees and expenses (including reasonable attorneys' fees) of the Agent incurred in the course of performing its responsibilities hereunder shall be paid jointly and severally by the Buyer and the Seller. The Agent's schedule of fees is set forth in Exhibit A attached hereto.

          8. Notices. Except as expressly provided to the contrary herein, all notices and other communications to be given hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, sent by facsimile transmission (provided written receipt of which is confirmed), by certified mail, return receipt requested, or by an internationally recognized private overnight or overseas courier to the parties hereto at the following addresses or at such other address as may be specified by like notice by any of the parties:

         (a)      If to the Buyer:

                  EMCOR-CSI Holding Co.
                  c/o EMCOR Group, Inc.
                  101 Merritt Seven, 7th Floor
                  Norwalk, Connecticut 06851
                  Attention:  Sheldon I. Cammaker, Esq.
                  Facsimile:  (203) 849-7830

         With a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017
                  Attention:  Alan G. Schwartz, Esq.
                  Facsimile:  (212) 455-2502

         (b)      If to the Seller:

                  Comfort Systems USA, Inc.
                  777 Post Oak Boulevard
                  Suite 500
                  Houston, Texas 77056
                  Attention:  General Counsel
                  Facsimile:  (713) 830-9659

       With a copy to:

                  Ropes & Gray
                  One International Place
                  Boston, Massachusetts 02110
                  Attention:  Collin J. Beecroft, Esq.
                  Facsimile:  (617) 951-7050

         (c)      if to the Agent:
                  Bank One, National Association
                  Attention:  Global Corporate Trust Services
                                    Amy C. Perkins
                  1717 Main Street, 4th Floor
                  Dallas, Texas 75201
                  Telephone:  (214) 290-3615
                  Facsimile:  (214) 290-3624

          9. General.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto agrees to submit to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

          (b) Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (d) Entire Agreement. This Agreement with respect to the Agent, the Buyer and the Seller and this Agreement and the Purchase Agreement with respect to the Buyer and the Seller constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.

          (e) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized representative of the party granting such waiver. No waiver by any party of any such condition or breach in any one instance shall be deemed to be a further or continuing waiver of such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

          (f) Amendment. This Agreement may be amended by the written agreement of all the parties hereto.

          (g) Merger of Agent. Any corporation into which the Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Agent in its individual capacity may be transferred, shall be the Agent under this Agreement without further act.

          (h) Resignation of Agent. The Agent shall have the right to resign upon 30 days written notice to the Buyer and the Seller. In the event of such resignation, with the consent of the Buyer, which consent shall not unreasonably be withheld, the Seller shall appoint a successor agent hereunder by delivering to the Agent a written notice of such appointment. Upon receipt of such notice, the Agent shall deliver to the designated successor agent all property held hereunder and shall thereupon be released and discharged from any and all further responsibilities whatsoever under this Agreement; provided, however, that the Agent shall not be deprived of its compensation earned prior to such time or the benefits of Section 6 hereof. If no successor agent shall have been designated by the date specified in the Agent's notice, all obligations of the Agent hereunder shall nevertheless cease and terminate. Its sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to a person designated by the other parties hereto or in accordance with the direction of a final order or judgment of a court of competent jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                      COMFORT SYSTEMS USA, INC.


                                      By:__________________________
                                         Name:
                                         Title:





                                      EMCOR-CSI HOLDING CO.


                                      By:__________________________
                                         Name:
                                         Title:





                                      BANK ONE, NATIONAL ASSOCIATION


                                      By:__________________________
                                         Name:
                                         Title:

                                                                     Exhibit A


                               SCHEDULE OF FEES
                           [ESCROW AGENT TO PROVIDE]

                                                                    EXHIBIT B

                        TRANSITION SERVICES AGREEMENT

          This Transition Services Agreement (this "Services Agreement") is made as of March [__], 2002, by and between Comfort Systems USA, Inc., a Delaware corporation ("Seller"), and EMCOR-CSI Holding Co., a Delaware corporation ("Buyer"). Pursuant to a Purchase Agreement dated as of February 11, 2002 (the "Purchase Agreement") between Seller and Buyer, Buyer directly acquired all the Interests (as defined below) in the Company (as defined below) and indirectly acquired all the outstanding capital stock of and ownership interests in the Company Subsidiaries (as defined below) on the terms set forth therein. Prior to the Closing (as defined below), the Company and the Company Subsidiaries received certain services from Seller, and Seller received certain services from the Company and the Company Subsidiaries. Seller and Buyer desire that these services continue to be provided to or by the Company and the Company Subsidiaries after the Closing upon the terms and conditions set forth in this Services Agreement.

          In consideration of the mutual covenants and agreements contained in this Services Agreement, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

          1.1 Definitions Incorporated. All capitalized terms not otherwise defined in this Services Agreement have the meaning ascribed to them in the Purchase Agreement.

          1.2 Additional Definitions. Unless the context otherwise requires, the following terms, and their singular or plural, used in this Services Agreement shall have the meanings set forth below:

          (a) "Buyer" shall have the meaning set forth in the preamble hereto.

          (b) "Buyer Provided Services" shall have the meaning set forth in
Section 2.2.

          (c) "Confidentiality Agreement" shall have the meaning set forth in
Section 7.14.

          (d) "Notice" shall have the meaning set forth in Section 7.3.

          (e) "Provider" shall mean, with respect to any Services, the party hereto that is providing such Services.

          (f) "Purchase Agreement" shall have the meaning set forth in the preamble hereto.

          (g) "Recipient" shall mean, with respect to any Services, the party hereto that is receiving such Services.

          (h) "Related Parties" means, with respect to any party, the Subsidiaries and Affiliates of such party and the respective directors, officers, employees and agents of such party, its Subsidiaries and its Affiliates.

          (i) "Seller" shall have the meaning set forth in the preamble hereto.

          (j) "Seller Provided Services" shall have the meaning set forth in
Section 2.1.

          (k) "Services" shall mean, collectively, the Buyer Provided Services and the Seller Provided Services.

          (l) "Services Agreement" shall have the meaning set forth in the preamble hereto.

          (m) "Term" shall have the meaning set forth in Section 4.1.

                                   ARTICLE 2

                                   SERVICES

          2.1 Seller Provided Services. Pursuant to the terms of this Services Agreement, Seller will provide, or cause to be provided, to Buyer for the Company and the Company Subsidiaries the services described on Schedule 2.1(A) hereto and Schedule 2.1(B) hereto (individually or in the aggregate, the "Seller Provided Services").

          2.2 Buyer Provided Services. Pursuant to the terms of this Services Agreement, Buyer will provide, or cause to be provided, to Seller the services described on Schedule 2.2 hereto (individually or in the aggregate, the "Buyer Provided Services").

          2.3 Other Services. If, after the execution of this Services Agreement, (a) the parties determine that (i) a service provided by Seller to the Company or any Company Subsidiary or (ii) a service provided by the Company or any Company Subsidiary to Seller, in each case in accordance with the practice of Seller, the Company or such Company Subsidiary, as applicable, prior to the Closing, was inadvertently omitted from the Schedules hereto, and
(b) Buyer or Seller, as the case may be, desires to temporarily continue receiving such service, then the parties shall negotiate in good faith to attempt to agree to the terms and conditions upon which such service shall be added to this Services Agreement, it being agreed that the charges for such service should be determined on a basis consistent with the methodology for determining the initial compensation for the Services described on the Schedules hereto.

                                  ARTICLE 3

                                 COMPENSATION

          3.1 Compensation for Services. Subject to Section 3.3, the compensation for any Service for the duration of the Term shall be as specified on the Schedules hereto.

          3.2 Cost of Consents. Unless otherwise specified on the Schedules hereto, in the case of software applications and other intellectual property that are provided by Seller to, are owned by, or are licensed to, the Company or any Company Subsidiary,

          (a) Seller shall bear all costs and expenses of obtaining any and all consents, waivers and licenses which may be necessary in connection with Seller's providing software Services to Buyer for the Company and the Company Subsidiaries; and

          (b) Buyer and Seller shall cooperate in good faith to minimize the costs and expenses to be incurred by Seller pursuant to this Section 3.2.

          3.3 Terms of Payment; Dispute Resolution.

          (a) Except as otherwise expressly provided herein or on the Schedules hereto, each Provider shall invoice the applicable Recipient monthly (or, if mutually agreeable to such Provider and such Recipient, quarterly or semi-annually) for the Services provided by such Provider under this Services Agreement. Payment in United States dollars shall be made by the applicable Recipient within 15 days after receipt of invoice. No Recipient shall withhold or set-off any payments to any Provider under this Services Agreement, and no Provider shall withhold the provision of any Services to any Recipient, notwithstanding any dispute that may be pending between them, whether under this Services Agreement or otherwise (any required adjustment being made on subsequent invoices), unless such withholding is provided for in a judgment by a court of competent jurisdiction in accordance with Section 7.7.

          (b) If there is a dispute between any Recipient and any Provider regarding the amounts shown as billed to such Recipient on any invoice from such Provider, such Provider shall furnish to such Recipient reasonable documentation to substantiate the amounts so billed including, but not limited to, listings of the dates, times and amounts of the Services in question, if applicable and practicable. Upon delivery of such documentation, such Recipient and such Provider shall cooperate and each use its reasonable best efforts to resolve such dispute between themselves. If (i) such Recipient and such Provider are unable to resolve their dispute within 30 calendar days of the initiation of such procedure, (ii) such Recipient believes in good faith and with a reasonable basis that the amounts shown as billed to such Recipient are inaccurate or are otherwise not in accordance with the terms of this Services Agreement and (iii) such Recipient has previously paid such invoice in accordance with Section 3.3(a), then such Recipient shall have the right, at its own expense, to commence litigation in accordance with Section 7.7.

                                  ARTICLE 4

                                     TERM

          4.1 Term. Except as expressly otherwise provided in this Services Agreement, (a) the term with respect to any particular individual Service shall be as indicated on the applicable Schedule hereto and (b) the term of this Services Agreement (the "Term") shall end on the date on which the respective separate terms for all Services as indicated on the Schedules hereto shall have expired. The obligation of any Recipient to make a payment for Services previously rendered shall not be affected by the expiration of the Term and shall continue until full payment is made.

          4.2 Termination of Individual Services. Each individual Service has a separate term as provided in Schedule 2.1(A), Schedule 2.1(B) or Schedule 2.2, as applicable, which term may, in the case of Services listed on Schedule 2.1(A) and Schedule 2.2, include a right of extension as described in such Schedule. Unless earlier terminated pursuant to the immediately succeeding sentence, the obligation of a Provider to provide any applicable Service will terminate upon the expiration of the separate term for such Service as provided in the applicable Schedule. At any time during the Term, a Recipient may terminate any individual Service provided to such Recipient under this Services Agreement on a Service-by-Service basis (and/or a location-by-location basis, where an individual Service is provided to multiple locations of a Recipient) upon written notice to the Provider identifying (a) the particular Service (or location) to be terminated and (b) the effective date of termination, which date shall not be less than three Business Days after receipt of such notice unless the applicable Provider otherwise agrees.

                                  ARTICLE 5

                               CERTAIN COVENANTS

          5.1 Points of Contact. Each Provider and Recipient shall name a point of contact, which shall be added to the Schedules hereto, and which may be amended from time to time upon prior written notice to the other party. Such points of contact shall be responsible for the implementation of this Services Agreement between such Provider and such Recipient, including resolution of any issues that may arise during the performance of such Provider and such Recipient hereunder on a day-to-day basis. Issues that cannot be resolved by the respective points of contact will be escalated through the respective parties' management.

          5.2 Cooperation; Reasonable Care.

          (a) The parties will cooperate (using reasonable best efforts) to effect a smooth and orderly transition of each Service provided hereunder from the applicable Provider to the applicable Recipient; provided, however, that this Section 5.2 shall not require any party hereto to incur any out-of-pocket expenses unless and except as expressly otherwise provided herein. The parties will cooperate in good faith toward completing the transition of the Services provided hereunder prior to the expiration of their respective terms.

          (b) Each Provider shall (i) perform the Services that it is required to provide to the applicable Recipient under this Services Agreement with reasonable skill and care and (ii) use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business. Each Provider shall take necessary measures to protect the applicable Recipient's data that is processed by such Provider from destruction, deletion or unauthorized change; provided, however, that a Provider shall be deemed to have satisfied this obligation if the measures taken to protect and recover the Recipient's data are equivalent to what it uses in carrying out its own business.

          5.3 Migration Projects. Each Provider will provide the applicable Recipient with reasonable support necessary to transition the Services that such Provider is required to provide to such Recipient under this Services Agreement, which may include providing reasonable access to data and other information and to such Provider's employees; provided, however, that such activities shall not unduly burden or interfere with such Provider's business and operations. Illustrations of migration services are costs of transferring documentation (including procedures and manuals), removing data from the Provider's systems and records for access by the Recipient and responding to inquiries associated with software mapping. Each party shall bear the costs that it incurs in effecting the migration of such Services.

          5.4 Further Assurances. From time to time after the date hereof, without further consideration, each party shall, upon the reasonable written request of the other party, execute and deliver such formal lease or license agreements or any other documentation which may be required to further the intents and purposes of this Services Agreement with respect to any lease or license provided for herein or contemplated hereby.

                                  ARTICLE 6

                          INDEMNITIES AND WARRANTIES

          6.1 Indemnity.

          (a) Each party will indemnify and hold harmless the other party and the officers, directors, agents, employees and invitees of such other party, against all liabilities, claims, losses, damages, death or personal injury of whatever nature or kind, arising out of such party's performance of this Services Agreement or the entry of such party's agents, employees or invitees in the premises of the other party, to the extent occasioned by such party's own willful misconduct or negligent actions or omissions or the willful misconduct or negligent actions or omissions of the agents, employees or invitees of such party.

          (b) Seller shall indemnify and hold harmless Buyer and its Related Parties from and against any and all liabilities, claims, losses or damages arising from or relating to any intellectual property infringement, including, but not limited to, such claims based upon Seller's infringement or misuse of trademarks, copyrights, trade secrets, patents or other proprietary rights, arising out of Seller's performance of the Seller Provided Services.

          6.2 Warranties.


          (a) Each Provider warrants that each Service provided hereunder by such Provider or its Subsidiaries shall be performed at an equivalent level of quality in respect of such Service to that provided by such Provider or its Subsidiaries, as the case may be, prior to the execution date of this Services Agreement. THERE ARE NO OTHER WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROVISION OF SERVICES PROVIDED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          (b) Each Provider shall (i) pass through to the applicable Recipient the benefits of any express warranties received from third parties relating to any Service provided by such Provider to such Recipient and (ii) assist such Recipient with any warranty claim related to such Service.

                                  ARTICLE 7

                                 MISCELLANEOUS

          7.1 Resolution of Disputes; Continuation of Services Pending Outcome of Dispute. In the event of any dispute between the parties, the parties agree to be bound by the litigation procedures set forth in Section 7.7. Unless otherwise specified in the Schedules hereto, notwithstanding the existence of any dispute between the parties, no Provider shall withhold the provision of any Service to any Recipient under this Services Agreement, unless so provided in a judicial determination that such Recipient is in default of a material obligation under this Services Agreement.

          7.2 Independent Contractor. In providing Services hereunder, each Provider and each of its Subsidiaries shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership, joint venture or principal/agent relationship between Buyer or any of its Related Parties, on the one hand, and Seller or any of its Related Parties, on the other.

          7.3 Notices. Other than the routine administrative actions in furtherance of the Services to be provided hereunder, all notices, consents, waivers, claims and other communications hereunder (each a "Notice") shall be in writing and shall be (a) personally delivered, (b) deposited, prepaid in a nationally established overnight delivery firm such as Federal Express, (c) mailed by certified mail, return receipt requested, or (d) transmitted by facsimile as follows:

                  If to Seller:

                  Comfort Systems USA, Inc.
                  777 Post Oak Boulevard
                  Suite 500
                  Houston, Texas 77056
                  Attn:  General Counsel
                  Fax No.:  (713) 830-9659

                  If to Buyer:

                  EMCOR-CSI Holding, Co.
                  c/o EMCOR Group, Inc.
                  101 Merritt Seven, 7th Floor
                  Norwalk, Connecticut 06851
                  Attn:  Sheldon I. Cammaker, Esq.
                  Fax No.:  (203) 849-7830
or to any other address which such party may have subsequently communicated to the other party by a Notice given in accordance with the provisions of this
Section 7.3. Each Notice shall be deemed given and effective upon receipt (or refusal of receipt).

          7.4 Entire Agreement. Except for those matters provided for in the Purchase Agreement, this Services Agreement and the Schedules attached hereto contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreement, if any, between the parties with respect to the subject matter hereof, and none of the parties shall be bound by any representations, warranties, covenants or other understandings with respect to the subject matter hereof, except as expressly provided herein or in the Purchase Agreement.

          7.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Services Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereto may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a Person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Services Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Services Agreement. No failure by any party hereto to take any action against any breach of this Services Agreement or default by the other party shall constitute a waiver of such party's right to enforce any provision of this Services Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

          7.6 Severability. In the event that any one or more of the provisions contained in this Services Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Services Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

          7.7 Governing Law, Jurisdiction. This Services Agreement shall be interpreted and construed in accordance with the laws of the State of New York. Except where equitable relief is sought, neither party shall commence any proceeding against the other party under this Services Agreement unless and until the parties shall have attempted in good faith to settle the underlying dispute through negotiation or mediation for a period of not less than 30 days. Subject to the preceding sentence, each party agrees that any action, proceeding or claim it commences against the other party pursuant to this Services Agreement shall be brought in any state or federal courts sitting in Delaware. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been sought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section
7.3. Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

          7.8 Counterpart Execution. This Services Agreement may be executed in counterparts with the same effect as if all of the parties had signed the same document. Such counterparts shall be construed together and shall constitute one and the same instrument, notwithstanding that all of the parties are not signatories to the original or the same instrument, or that signature pages from different counterparts are combined. The signature of any party to one counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

          7.9 Assignment. This Services Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Services Agreement may not be assigned by either party to any Person without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign any of its rights and obligations under this Services Agreement, in whole or in part, to one or more wholly owned Subsidiaries of such party. Any party so assigning this Services Agreement shall remain fully liable to the other party for the performance by any assignee of any obligation of such party so assigned. Any purported assignment in violation of this Section 7.9 shall be void.

          7.10 Disclaimer. Except as expressly set forth herein, no party makes any representations or warranties in respect of the services provided under this Services Agreement, express or implied.

          7.11 No Third Party Beneficiary. Nothing expressed or implied in this Services Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, their respective successors and permitted assigns and the indemnitees, any rights or remedies under or by reason of this Services Agreement.

          7.12 Headings and Interpretation. Titles and headings to articles and sections herein and titles to the Schedules are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Services Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Services Agreement to the same extent as if they were set forth verbatim herein.

          7.13 Survival. Notwithstanding anything to the contrary herein, the rights and obligations of the parties under this Service Agreement which by their nature would continue beyond the termination of this Services Agreement, including, but not limited to, the rights and obligations set forth in Sections 3.3, 6.1, 7.1, 7.3, 7.7 and 7.14, shall survive termination of this Services Agreement.

          7.14 Confidentiality. (a) Notwithstanding any other provision of this Services Agreement to the contrary, each party agrees that, throughout the Term, such party shall remain subject to (i) all of the terms and conditions of the Mutual Nondisclosure Agreement, dated as of

September 5, 2001 (the "Confidentiality Agreement"), between Seller and EMCOR Group, Inc., which Confidentiality Agreement is incorporated herein by reference; and (ii) the provisions of Section 6.6 of the Purchase Agreement, which are incorporated herein by reference.

          (b) All confidential or proprietary information obtained by Seller in connection with the provision of the Seller Provided Services and relating to the Buyer's business shall be treated by Seller as Confidential Information pursuant to the terms of the Purchase Agreement and the Confidentiality Agreement. In connection with the Seller Provided Services described on
Schedule 2.1(A), Seller shall not, and shall cause its Related Parties to not, seek access to any financial or other data or information belonging to Buyer, the Company or any Company Subsidiary without the written permission of the Buyer.

          (c) All confidential or proprietary information obtained by Buyer in connection with the provision of the Buyer Provided Services and relating to the Seller's business shall be treated by Buyer as Confidential Information pursuant to the terms of the Purchase Agreement and the Confidentiality Agreement.

                  IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Services Agreement as of the date first written above.


BUYER:                                  SELLER :
EMCOR-CSI HOLDING CO.                   COMFORT SYSTEMS USA, INC.


___________________________             _____________________________
Name:                                   Name:

Title:                                  Title:

                                                               SCHEDULE 2.1(A)


         Seller Provided Services: Software and Intellectual Property

Seller shall provide the following Service upon the following terms:

     o Full access to and use of existing COINS accounting services for Mandell for 90 days. No charge shall be made for this transition except that if Butch Lanphar travels to Mandell at its reasonable request, CSUSA Hartford, his employer, shall receive his travel costs plus $750 per day.

     o Continued access to and use of the current wide-area network for a period of 120 days, including data circuits, access to the AT&T Frame Relay network, hubs, routers, switches, modem pools, and firewalls and the continued support of any local area network that is managed and supported by Seller with respect to Company Subsidiaries. The charge for this service with respect to Shambaugh & Son, Inc. ("S&S") will be $180 per day. The charge for this service for the remaining Company Subsidiaries shall initially be $420 per day payable monthly. When 10 or fewer Company Subsidiaries other than S&S are using this service, the charge shall be $280 per day. When 5 or fewer Company Subsidiaries other than S&S are using this service, the charge shall be $140 per day.

      o Each Company Subsidiary shall be deemed to be no longer using such service upon the later of (i) the date that they have ceased accessing the service entirely or (ii) the business day following the day upon which Comfort has been notified in writing of each such Company Subsidiary's removal.

     o Access to the Hyperion Reporting System until financial reporting through the Closing Date has been completed. This will be at the expense of Seller.

     o Long-distance access through AT&T Seller agreement after Closing. Buyer will cause the Company Subsidiaries to pay their individual bills promptly as received and to give Seller and AT&T at least 45 days notice before disconnecting any individual Company Subsidiary, provided, however, the notice requirement shall be shortened to 5 days if Buyer agrees to pay to Seller any and all costs that Seller incurs that results from such shorter notice period.

SELLER CONTACT:

         Navid Gardooni or Gordon Beittenmiller
         Comfort Systems USA, Inc.
         777 Post Oak Blvd., Suite 500
         Houston, TX  77056
         Tel.:  (713) 830-9600

BUYER CONTACT:

         Joseph A. Puglisi
         EMCOR Group, Inc.
         101 Merritt Seven, 7th Floor
         Norwalk, Connecticut 06851
         Tel: (203) 849-7891

         Or

         Sheldon I. Cammaker, Esq.
         EMCOR Group, Inc.
         101 Merritt Seven, 7th Floor
         Norwalk, Connecticut 06851
         Tel.:  (203) 849-7831

                                                               SCHEDULE 2.1(B)


        Seller Provided Services: Company Subsidiary Checking Accounts


         For a period of up to 30 days after the Closing Date, Seller shall maintain existing Bank One N.A. controlled disbursement accounts for each Company Subsidiary, excluding Shambaugh & Son, Inc., F&G Mechanical, Inc. and The Fagan Company (after such exclusions, the "Maintained Accounts"), all as in effect prior to the Closing Date. Buyer will use its best efforts to replace each of the Maintained Accounts on the earliest date that is reasonably possible. With respect to the Maintained Accounts, by not later than 5:00 p.m. (Central Time) of each business day following the day that a Company Subsidiary issues one or more checks against its checking account, Buyer shall report to Seller, by way of e-mail, that such checks have been issued. The report shall also include, with respect to each such check, the account number, amount, check number and the issuer thereof. Before the close of the next banking day thereafter, Buyer shall remit in immediately available funds by wire transfer to the account designated by Seller the aggregate amount represented by such checks. Seller shall not be required to maintain any Maintained Account for any Company Subsidiary as to which it does not receive either timely reports or timely reimbursement on more than two occasions. Reimbursement shall not be subject to counterclaim or set-off, and Buyer shall pay Seller interest at the rate of 1% per day for late reimbursements, and interest at the rate of 1.5% per day for reimbursements that are late for more than 10 business days.

         Notwithstanding the preceding paragraph, Seller shall provide funds to the existing Bank One N.A. controlled disbursement account with respect to each Company Subsidiary that has issued a check on or prior to the Closing Date in order to honor any such checks so issued against such account, until all such checks issued on or prior to the Closing Date have been presented for payment.

SELLER CONTACT:

    Michael Sanchez or Gordon Beittenmiller
    Comfort Systems USA, Inc.
    777 Post Oak Blvd., Suite 500
    Houston, TX  77056
    Tel.:  (713) 830-9600
    E-mail address for Mr. Sanchez:  msanchez@comfortsystemsusa.com

    E-mail address for Mr. Beittenmiller:  gbeittenmiller@comfortsystemsusa.com

BUYER CONTACT:

         Joseph Serino
         EMCOR Group, Inc.
         101 Merritt Seven, 7th Floor
         Norwalk, Connecticut 06851
         Tel: (203) 849-7892

         Or

         R. Kevin Matz
         EMCOR Group, Inc.
         101 Merritt Seven, 7th Floor
         Norwalk, Connecticut 06851
         Tel.:  (203) 849-7838

                                                                  SCHEDULE 2.2


                      Buyer Provided Services: Purchasing

         For a period of five months from the Closing Date, Buyer shall cause Shambaugh & Son, Inc. ("S&S") to continue to manage, direct and administer the existing national purchasing program of Seller to the extent required (a) to obtain rebates for purchases made in 2001 by Seller and its Subsidiaries (including Company Subsidiaries) and (b) to effect purchases in 2002 (through the Closing Date), all in a manner consistent with Seller's and S&S's practices prior to the Closing Date. Buyer shall also permit Seller to make reasonable inquiries of Joe Jackson of S&S for the period from the Closing Date through December 31, 2002 regarding the establishment and operation of a national purchasing program, provided that such inquiries do not unduly interfere with his duties to S&S and Buyer. In addition, Seller will pay to Joe Jackson a bonus equal to the sum of (i) 1.5% of rebate cash collected with respect to 2001 purchasing contracts in excess of $3 million and up to $4 million and (ii) 3% of rebate cash collected with respect to 2001 purchasing contracts in excess of $4 million.

         The fee for the foregoing services shall be $21,000 per month for the period from the Closing Date to five months thereafter and, in the event such services commence on a day other than the first day of a month and end on a day other than the last day of a month, such monthly fees shall be prorated. In addition, Seller shall reimburse Buyer for its out-of-pocket expenses in connection herewith.

SELLER CONTACT:

         Gordon Beittenmiller or William George
         Comfort Systems USA, Inc.
         777 Post Oak Blvd., Suite 500
         Houston, TX  77056
         Tel.:  (713) 830-9600

BUYER CONTACT:

         Adrian W. Jackman
         EMCOR Group, Inc.
         101 Merritt Seven, 7th Floor
         Norwalk, Connecticut 06851
         Tel: (203) 849-7838

         Or

         Sheldon I. Cammaker, Esq.
         EMCOR Group, Inc.
         101 Merritt Seven, 7th Floor
         Norwalk, Connecticut 06851
         Tel.:  (203) 849-7831

                                    Annex A

                             Company Subsidiaries


1.       American Mechanical, Inc.
2.       Border Electric Co., L.P.
3.       Border Mechanical Co., L.P.
4.       CS48 Acquisition Corp.
5.       Central Mechanical Construction Co., Inc.
6.       E.L. Pruitt Company
7.       F & G Mechanical Corporation
8.       Gotham Air Conditioning Service, Inc.
9.       Hillcrest Sheet Metal, Inc.
10.      Kilgust Mechanical, Inc.
11.      Kuempel Service, Inc.
12.      Lowrie Electric Company, Inc.
13.      Mandell Mechanical Corporation
14.      Maximum Refrigeration & Air Conditioning Corp.
15.      Meadowlands Fire Protection Corp.
16.      NJM Service Co.
17.      Nogle & Black Mechanical, Inc.
18.      North Jersey Mechanical Contractors, Inc.
19.      Shambaugh & Son, L.P.
*20.      Temprite Air Conditioning and Refrigeration, Inc.
21.      The Fagan Company
22.      Walker-J-Walker, Inc.

                                    Annex B

                               Subsidiary Groups

Group A
-------
Border Electrical Co., L.P.
Border Mechanical Co., L.P.
Hillcrest Sheet Metal, Inc.
Lowrie Electric Company, Inc.
Walker-J-Walker, Inc.
Central Mechanical Construction, Inc.
The Fagan Company


Group B
-------
Shambaugh & Son, L.P.
Kilgust Mechanical, Inc.
Kuempel Service, Inc.
American Mechanical, Inc.
Nogle & Black Mechanical, Inc.
E.L. Pruitt Company
CS48 Acquisition Corp.


Group C
-------
Temprite Air Conditioning and Refrigeration, Inc.
F&G Mechanical Corporation
Meadowlands Fire Protection Corp.
Gotham Air Conditioning Service, Inc.
Mandell Mechanical Corporation
Maximum Air Conditioning and Heating Corp.
North Jersey Mechanical Contractors, Inc.
NJM Service Co.